UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.       )
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VENTAS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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111 South Wacker Drive
Suite 4800
Chicago, Illinois 60606
(877) 483-6827

March 19, 2010

Dear Stockholder:

I am pleased to invite you to attend Ventas, Inc.’s 2010 Annual Meeting of Stockholders. This year’s meeting will be held on Friday, April 30, 2010, at 9:00 a.m. (Eastern Time) at 10350 Ormsby Park Place, Room LL050, Louisville, Kentucky 40223.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon at the meeting.

Your vote is very important. Whether or not you plan to attend the meeting in person, I urge you to vote your shares promptly by telephone, over the Internet or, if you have requested paper copies of our proxy materials by mail, by signing, dating and returning the proxy card in the envelope provided.

The Board of Directors appreciates your interest in Ventas, Inc.

Sincerely,

Debra A. Cafaro
Chairman of the Board, President and
  Chief Executive Officer

111 South Wacker Drive
Suite 4800
Chicago, Illinois 60606
(877) 483-6827

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2010 Annual Meeting of Stockholders of Ventas, Inc. will be held on Friday, April 30, 2010, at 9:00 a.m. (Eastern Time) at 10350 Ormsby Park Place, Room LL050, Louisville, Kentucky 40223, to consider and vote on:

1.	The election of eight directors for the ensuing year;

2.	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010;

3.	A stockholder proposal regarding majority voting for directors; and

4.	Such other business as may properly come before the meeting or any adjournments thereof.

Our Board of Directors has fixed the close of business on March 8, 2010 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Please see the accompanying Proxy Statement for more information.

Whether or not you plan to attend the meeting in person, we request that you vote your shares promptly by telephone, over the Internet or, if you have requested paper copies of our proxy materials by mail, by signing, dating and returning the proxy card in the envelope provided. This will not prevent you from voting your shares in person if you choose to attend the Annual Meeting.

By Order of the Board of Directors,

T. Richard Riney
Executive Vice President, Chief Administrative
  Officer, General Counsel and Corporate Secretary

Louisville, Kentucky
March 19, 2010

PROXY STATEMENT
FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Information about this Proxy Statement

Solicitation of Proxies

This Proxy Statement is being furnished in connection with the solicitation of proxies by or on behalf of the Board of Directors (the “Board”) of Ventas, Inc. (“Ventas,” “we” or “us”) for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, April 30, 2010 at 9:00 a.m. (Eastern Time) at 10350 Ormsby Park Place, Room LL050, Louisville, Kentucky 40223, and at any adjournments thereof. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) and that is designed to assist you in voting your shares.

Our principal executive offices are located at 111 South Wacker Drive, Suite 4800, Chicago, Illinois 60606.

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by the SEC’s rules, we are making this Proxy Statement and the materials accompanying it available to our stockholders electronically via the Internet. On or about March 19, 2010, we will mail to our stockholders of record as of the close of business on March 8, 2010, a Notice containing instructions on how to access this Proxy Statement and the materials accompanying it and vote online, and we will begin mailing these proxy materials to stockholders who previously requested paper copies. If you would like to receive a printed copy of our proxy materials by mail, you should follow the instructions for requesting those materials included in the Notice.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON APRIL 30, 2010:

This Proxy Statement and our 2009 Annual Report (consisting of the 2009 Chairman’s Letter to Investors and
2009 Form 10-K) are available at www.proxyvote.com.

Householding

The SEC’s rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our stockholders who have the same last name or who have consented in writing to this delivery method. This practice, known as “householding,” is designed to eliminate duplicate mailings and conserve natural resources and can result in significant cost savings for us. If you share an address and have the same last name as another stockholder, but prefer to receive separate copies of the Notice or proxy materials, please contact Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Upon receipt of your request, we will promptly deliver the requested materials to you. Similarly, if you share an address with another stockholder and wish to receive a single copy of future Notices or proxy materials for your household, please contact Broadridge at the phone number or address listed above.

Cost of Proxy Solicitation

We will bear the cost of soliciting proxies by the Board. In addition to the solicitation of proxies by mail, solicitation may be made personally or by telephone or electronic communication by our directors, officers and employees, none of whom will receive additional compensation for these services, and by Georgeson Inc., a proxy solicitation firm we have engaged to aid in the solicitation of proxies. We will pay Georgeson Inc. a fee of $9,000 plus reimbursement of reasonable out-of-pocket expenses for these services. We will also reimburse brokers and other nominees for their reasonable out-of-pocket expenses incurred in connection with distributing forms of proxies and proxy materials to the beneficial owners of our common stock.

Information about Voting

Who Can Vote

Only stockholders of record at the close of business on March 8, 2010 are entitled to vote at the Annual Meeting or any adjournments thereof. On that date, 156,724,215 shares of our common stock, par value $0.25 per share (“Common Stock”), were outstanding. Each share of Common Stock entitles the owner to one vote. However, certain shares designated as “Excess Shares” (which are generally any shares owned in excess of 9.0% of the outstanding Common Stock) or as “Special Excess Shares” pursuant to our Amended and Restated Certificate of Incorporation, as amended, may not be voted by the record owner thereof, but will instead be voted in accordance with Article IX of our Amended and Restated Certificate of Incorporation, as amended.

A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting during ordinary business hours for a period of ten days prior to the meeting at our principal executive offices and at our corporate office located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223.

How to Vote

You may vote your shares in one of several ways, depending on how you own your shares. Stockholders of record (i.e., you own shares registered in your name) may vote in one of the following ways:

•	By telephone—You may vote your shares by calling 1-800-690-6903. You may vote by telephone 24 hours a day, 7 days a week until 11:59 p.m. (Eastern Time) on the day before the meeting date. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your vote. Have your proxy card in hand when you call and follow the instructions. If you vote by telephone, you do not need to return your proxy card.

•	Over the Internet—You may vote your shares via the Web site www.proxyvote.com. You may vote over the Internet 24 hours a day, 7 days a week until 11:59 p.m. (Eastern Time) on the day before the meeting date. As with telephone voting, you may confirm that the system has properly recorded your vote. Have your proxy card in hand when you access the Web site and follow the instructions. If you vote over the Internet, you do not need to return your proxy card. Please note that you may incur costs charged by telephone companies or Internet access providers if you vote over the Internet.

•	By mail—If you have requested paper copies of our proxy materials by mail, you may vote your shares by signing, dating and returning the proxy card in the postage-paid envelope provided.

•	In person—You may vote your shares by attending the Annual Meeting in person and depositing your proxy card at the registration desk (if you have requested paper copies of our proxy materials by mail) or completing a ballot that will be distributed at the Annual Meeting.

Stockholders who hold shares in “street name” (i.e., you own shares registered in the name of a bank, broker or other holder of record) should follow the instructions provided by their broker or nominee in order for their shares to be voted. If your shares are not registered in your name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or nominee to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. Shares represented by proxy cards that are signed and returned but do not contain any voting instructions will be voted as follows:

Proposal 1—FOR the election of all nominees for director named in this Proxy Statement;

Proposal 2—	FOR the ratification of the selection of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for fiscal year 2010;

Proposal 3—AGAINST the stockholder proposal regarding majority voting for directors; and

In the discretion of the proxy holders, on such other business as may properly come before the Annual Meeting.

Revocation of Proxies

Stockholders of record may revoke a proxy at any time before it is voted at the Annual Meeting by:

•	Executing and returning a later-dated proxy card;

•	Subsequently voting by telephone or over the Internet; or

•	Submitting a written notice of revocation to our General Counsel at our offices located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223.

A stockholder of record may also attend the Annual Meeting and vote in person, in which event any prior proxy given by the stockholder will be revoked automatically. Attendance at the Annual Meeting by itself will not constitute revocation of a proxy. Stockholders who hold shares in “street name” should follow the instructions provided by their broker or nominee to revoke a proxy, if applicable. No dissenters’ or appraisal rights are available with respect to the proposals presently being submitted to the stockholders for their consideration.

Quorum Requirement

A majority of the shares of Common Stock outstanding as of the record date must be present in person or by proxy to constitute a quorum to transact business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of establishing a quorum. A broker non-vote occurs when a broker or nominee does not vote on some matter with respect to shares held in “street name” because the broker or nominee does not have discretionary voting power for that particular proposal and has not received voting instructions from the beneficial owner. Under current NYSE rules, a broker or nominee that has not received voting instructions from the beneficial owner has discretion to vote on the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010 (Proposal 2), but no other proposal.

Votes Necessary for Action to Be Taken

Proposal 1—	The vote of a plurality of the shares of Common Stock present in person or by proxy will be necessary to elect the director-nominees listed in this Proxy Statement. Therefore, the eight nominees receiving the greatest number of votes cast will be elected as directors, and abstentions and broker non-votes will have no effect.

Proposal 2—	The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote will be necessary to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010. Therefore, abstentions will have the same effect as votes against this proposal, whereas broker non-votes will have no effect.

Proposal 3—	The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote will be necessary to approve the stockholder proposal regarding majority voting of directors. Therefore, abstentions will have the same effect as votes against this proposal, whereas broker non-votes will have no effect.

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote will be necessary to approve any other proposal that may properly come before the Annual Meeting. Accordingly, abstentions will have the same effect as votes against any such proposal, whereas broker non-votes will have no effect.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board currently consists of eight directors. Following the recommendation of the Nominating and Corporate Governance Committee (the “Nominating and Governance Committee”), our Board has nominated each individual presently serving as a director for election at the Annual Meeting. Each director elected at the Annual Meeting will hold office until the next succeeding annual meeting of stockholders and his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. We do not have a staggered Board.

Each nominee listed below has consented to be named in this Proxy Statement and has agreed to serve as a director if elected. We anticipate that, if elected, the named nominees will be able to serve. However, if any nominee at the time of election is unable or unwilling to accept election or is unavailable to serve for any reason, the persons named as proxies will have authority, according to their judgment, to vote or refrain from voting for such alternate nominee as may be designated by the Board.

Set forth below is certain biographical information concerning the nominees proposed for election as directors, all of whom presently comprise our Board. This information is based upon statements made or confirmed to us by or on behalf of these nominees, except to the extent certain information appears in our records. Ages shown for all nominees are as of March 8, 2010.

		Principal Occupation, Business Experience,	Director
Name	Age	Directorships & Qualifications	Since
Debra A. Cafaro	52	Ms. Cafaro has been our President, Chief Executive Officer and a director since 1999 and Chairman of the Board since 2003. Before joining us, she served as President and a director of Ambassador Apartments, Inc. (formerly NYSE: AAH) (“Ambassador”), a multifamily REIT, from 1997 until it was acquired by Apartment Investment and Management Company (AIMCO) in 1998. Ms. Cafaro is currently a director of Weyerhaeuser Company (NYSE: WY), one of the world’s largest integrated forest products companies, the Chair of the National Association of Real Estate Investment Trusts (“NAREIT”) and a member of the Real Estate Roundtable. She recently completed a three-year term as Chair of the Visiting Committee of the University of Chicago Law School. Ms. Cafaro is admitted to the Bar in Illinois and Pennsylvania. She has substantial executive and legal experience, leadership ability and a proven record of accomplishment, with strong skills in real estate and corporate finance, capital markets, strategic planning and other public company matters.	1999

		Principal Occupation, Business Experience,	Director
Name	Age	Directorships & Qualifications	Since
Douglas Crocker II	69	Mr. Crocker has been the Chairman and Chief Investment Officer of Transwestern Multifamily Partners, L.L.C., a commercial real estate firm, since 2006. From 2003 until 2006, he was a principal with DC Partners LLC, a consulting firm. Prior to that, Mr. Crocker was the President, Chief Executive Officer and a trustee of Equity Residential Properties Trust (NYSE: EQR) (“EQR”), a prominent multifamily REIT, from 1993 until 2003, most recently serving as Vice Chairman of the Board. During his more than 40 years of real estate experience, he has previously served as: Executive Vice President of Equity Financial and Management Company, a subsidiary of Equity Group Investments, Inc. (“EGI”), which provides strategic direction and services for EGI’s real estate and corporate activities; President, Chief Executive Officer and a director of First Capital Corporation, a sponsor of public limited real estate partnerships; Managing Director of Prudential Securities Inc., a financial services brokerage firm; Chief Executive Officer of McKinley Finance Group, a privately held company involved with real estate, banking and corporate finance; President of American Invesco, the nation’s largest condominium conversion company; and Vice President of Arlen Realty and Development Company, a diversified real estate and retail company. Mr. Crocker is currently a trustee of Acadia Realty Trust (NYSE: AKR), a shopping center REIT, Vice Chairman of the Board of Post Properties, Inc. (NYSE: PPS), a multi-family REIT, and a director of Cypress Sharpridge Investments, Inc. (NYSE: CYS), a specialty finance company that primarily invests in agency residential mortgage-backed securities. During the past five years, he has also served as a director of Wellsford Real Properties, Inc. (formerly AMEX: WRP) (1997-2007), a real estate merchant banking firm, Reckson Associates Realty Corp. (formerly NYSE: RA) (2004-2007), an office and industrial REIT, and Reis, Inc. (NASDAQ: REIS) (2007-2009), a real estate merchant banking firm. Mr. Crocker sits on the advisory board of the DePaul University Real Estate School and the Board of Trustees of DePaul University and is a past trustee of the Multifamily Council of the Urban Land Institute, a past chairman of the National Multi Housing Counsel and a former member of the board of governors of NAREIT. He is a successful, well-respected and recognized leader in the real estate industry, with extensive executive experience and strong skills in corporate finance, mergers and acquisitions, strategic planning, and public company executive compensation.	1998

		Principal Occupation, Business Experience,	Director
Name	Age	Directorships & Qualifications	Since
Ronald G. Geary	62	Mr. Geary is President of Ellis Park Race Course, Inc., a thoroughbred racetrack in Henderson, Kentucky, and has been a director of Res-Care, Inc. (NASDAQ: RSCR) (“ResCare”), a provider of residential training and support services for persons with developmental disabilities and certain vocational training services, since 1990, serving as Chairman of the Board since 1998. He served as President of ResCare from 1990 to June 2006 and as its Chief Executive Officer from 1993 to June 2006. Before he was named Chief Executive Officer, Mr. Geary was Chief Operating Officer of ResCare from 1990 to 1993. Mr. Geary is an attorney and certified public accountant, with extensive executive experience in the healthcare industry and strong financial, government and international operations and strategic planning skills.	1998

Jay M. Gellert	55	Mr. Gellert has been President and Chief Executive Officer of Health Net, Inc. (NYSE: HNT) (“Health Net”), an integrated managed care organization which administers the delivery of managed healthcare services, since 1998 and a director of Health Net since 1999. He served as President and Chief Operating Officer of Health Net from 1997 to 1998 and as President, Chief Operating Officer and a director of its predecessor, Health Systems International, Inc. (“HSI”), a health maintenance organization, from 1996 to 1997. Before joining HSI, Mr. Gellert directed strategic advisory engagements for Shattuck Hammond Partners in the area of integrated delivery systems development, managed care network formation and physician group practice integration. He has also previously served as President and Chief Executive Officer of Bay Pacific Health Corporation, Senior Vice President and Chief Operating Officer for California Healthcare System and as an independent consultant. Mr. Gellert is currently Chairman of America’s Health Insurance Plans and a member of the board of directors of the Council for Affordable Quality Healthcare (CAQH), serving on its Executive Committee and as Chairman of its Administrative Simplification Committee. He has substantial healthcare executive experience, with strong skills in government relations, public company executive compensation, mergers and acquisitions and strategic planning.	2001

		Principal Occupation, Business Experience,	Director
Name	Age	Directorships & Qualifications	Since
Robert D. Reed	57	Mr. Reed has been Senior Vice President and Chief Financial Officer of Sutter Health, a family of not-for-profit hospitals and physicians organizations in northern California, since 1997. Prior to that, he held various finance positions within Sutter Health and its affiliates. Before he became a hospital system executive, Mr. Reed was an investment banker specializing in healthcare finance for hospital systems at various national financial firms, including Eastdil, Paine Webber and American Health Capital. Mr. Reed is currently a director of Interplast, an international humanitarian organization that provides free reconstructive surgery in developing countries, Metta Fund, a private non-profit foundation, Personalized Physician Care, Inc., a comprehensive coordinated health care service provider for residents of southwest Florida, and Orinda Senior Village, a not-for-profit seniors housing community. He has a strong background in healthcare finance and operations, managing capital intensive operations and strategic planning, as well as leading not-for-profit organizations.	2008

Sheli Z. Rosenberg	68	Ms. Rosenberg was the Vice Chairman of Equity Group Investments, LLC, an investment company, from 2000 to 2003 and its President and Chief Executive Officer from 1999 to 2000. From 1994 to 1999, Ms. Rosenberg served as President, Chief Executive Officer and a director of EGI, an owner, manager and financier of real estate and corporations. She was also a principal in the law firm of Rosenberg & Liebentritt, P.C. from 1980 to 1997. Ms. Rosenberg is currently a trustee of EQR and a director of Equity Life Style Properties (NYSE: ELS), a manufactured home community REIT, CVS Caremark Corporation (NYSE: CVS), a drug store chain, and Nanosphere, Inc. (NASDAQ: NSPH), a developer, manufacturer and marketer of advanced molecular diagnostics systems. During the past five years, she has also served as a trustee of Equity Office Properties Trust (formerly NYSE: EOP) (1997-2007), an office REIT, and as a director of Cendant Corporation (formerly NYSE: CD) (2000-2006), a provider of travel-related, real estate-related and direct marketing consumer and business services, and Avis Budget Group, Inc. (NYSE: CAR) (2006-2008), a provider of vehicle rental services. Ms. Rosenberg is the co-founder and former President of the Center for Executive Women at the Kellogg School of Management, and she was an Adjunct Professor at Northwestern University’s J.L. Kellogg Graduate School of Business from 2003 to 2007. She is a successful, well-respected and recognized leader in the real estate industry and general business community, with extensive executive and legal experience and strong skills in corporate finance, strategic planning, and public company executive compensation.	2001

		Principal Occupation, Business Experience,	Director
Name	Age	Directorships & Qualifications	Since
James D. Shelton	56	Mr. Shelton is Chairman of the Board of Legacy Hospital Partners, Inc., a privately held company established to provide essential capital and expertise to not-for-profit hospitals and hospital systems, and serves as an Executive Advisor to CCMP Capital Advisors, LLC, a private equity firm. He served as Chief Executive Officer and Chairman of the Board of Triad Hospitals, Inc. (formerly NYSE: TRI) (“Triad”), an owner and manager of hospitals and ambulatory surgery centers, from 1999 until it was sold in July 2007. Before leading the formation and spin-off of Triad from Columbia/HCA Healthcare Corporation (now known as HCA Inc.) (“HCA”), Mr. Shelton was President of the Pacific Group of HCA from 1998 to 1999 and President of the Central Group of HCA from 1994 to 1998. During his more than 30 years of healthcare experience, he has also held various executive positions with National Medical Enterprises (now known as Tenet Healthcare Corporation). Mr. Shelton is currently a director of Omnicare, Inc. (NYSE: OCR), a pharmaceutical care provider for the elderly, Health Coverage Foundation, a non-profit organization formed to promote private solutions for the medically uninsured in America, and Optimal IMX Inc., a provider of radiology optimization solutions for hospitals, radiology groups and diagnostic imaging centers, and has previously served on the Boards of the Federation of American Hospitals and the American Hospital Association. He has extensive executive experience in the healthcare industry, with strong skills in hospital administration and finance, managing capital intensive operations, strategic planning and government relations.	2008

Thomas C. Theobald	72	Mr. Theobald has been a Senior Advisor at Chicago Growth Partners (formerly William Blair Capital Partners (“WBCP”), a private equity firm, since 2004. He served as a Managing Director of WBCP from 1994 to 2004 and as Chairman and Chief Executive Officer of Continental Bank Corporation, a bank holding company, from 1987 until it was sold in 1994. Prior to 1987, Mr. Theobald worked at Citicorp/Citibank for over 25 years in various capacities in the domestic and international sectors, including serving as Vice Chairman from 1982 to 1987. He is currently a director of Anixter International, Inc. (NYSE: AXE), a supplier of electrical apparatus and equipment, AMBAC Financial Group (NYSE: ABK), a financial guaranty underwriter, and Jones Lang LaSalle Incorporated (NYSE: JLL), a real estate services and investment management firm. Mr. Theobald is also a Life Trustee of Northwestern University. He is a successful, well-respected and recognized leader in the financial services industry, with extensive executive and capital markets experience and strong skills in strategic planning, real estate, public company executive compensation and international operations.	2003

The Board of Directors Recommends a Vote “FOR” Each of the Named Nominees.

CORPORATE GOVERNANCE

Guidelines on Governance

We have adopted Guidelines on Governance, which reflect the fundamental corporate governance principles by which our Board and its committees operate. These guidelines set forth general practices the Board will follow with respect to Board structure and function, Board and committee organization and composition, and Board conduct.

A copy of our Guidelines on Governance is available on our Web site at www.ventasreit.com under the “For Investors” tab at the top of the page and then under the “Corporate Governance” link. In addition, we will provide a copy of the Guidelines on Governance, without charge, upon request to Ventas, Inc., 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, Attention: Corporate Secretary.

Board of Directors

The Board provides guidance and oversight with respect to our overall performance, strategic plans, key corporate policies and decisions and enterprise risk management. Among other things, it approves significant acquisitions, dispositions and other transactions, advises management on key financial and business objectives and monitors our progress with respect to these matters. Members of the Board are kept informed of our business by various reports and materials provided to them on a regular basis by management, including presentations made at Board and committee meetings by our Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, General Counsel and other officers.

Director Independence

Our Guidelines on Governance require that at least a majority of the Board be comprised of directors who meet the criteria for independence under the rules and regulations of the NYSE. For a director to be considered independent under the NYSE’s listing standards, the Board must affirmatively determine that the director has no direct or indirect material relationship with us. On February 19, 2010, the Board evaluated each non-management director’s independence on a case-by-case basis. The Board considered any matters that could affect the ability of each non-employee director to exercise independent judgment in carrying out his or her responsibilities as a director, including all transactions and relationships between, on one hand, each such director, the director’s family members and organizations with which the director or the director’s family members have an affiliation and, on the other hand, us, our subsidiaries and our management. Any such matters were evaluated both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. Based on that review, the Board has affirmatively determined that each of our current non-management directors and nominees—Messrs. Crocker, Geary, Gellert, Reed, Shelton and Theobald and Ms. Rosenberg—has no material relationship with us and qualifies as independent under the NYSE’s standards. Ms. Cafaro, as our Chairman, President and Chief Executive Officer, is not independent under the rules and regulations of the NYSE. Each director abstained from the vote pertaining to the determination of his or her independence.

In evaluating Mr. Geary’s independence, the Board considered our relationship with ResCare pursuant to the Master Lease Agreement described under “Transactions with Related Persons—Transactions with ResCare” and has determined that such relationship is not material to Mr. Geary, ResCare or us from a financial perspective or otherwise. In 2009, the total annual payments made to us under the Master Lease Agreement constituted less than one-tenth of one percent (0.1%) of the annual gross consolidated revenues of ResCare, and approximately one-tenth of one percent (0.1%) of our annual gross consolidated revenues. Further, the Board believes that the terms of the Master Lease Agreement represent market rates. The Board does not believe this relationship will affect Mr. Geary’s ability to exercise independent judgment in carrying out his responsibilities as a director of Ventas.

Board Leadership and Risk Oversight

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and that different structures may be appropriate for companies of varying sizes and performance characteristics and with different histories and culture. Consistent with this understanding, the Board (led by the Nominating and Governance Committee) considers our Board leadership structure as part of its annual self-evaluation process, taking into account our current operating and governance environment, to ensure that it remains the optimal structure for us and for our stockholders.

Pursuant to our bylaws and Guidelines on Governance, the Board has discretion to determine whether it is best for us at any given point in time for the roles of the Chief Executive Officer and the Chairman of the Board to be separate or combined. Ms. Cafaro has served as our Chief Executive Officer and Chairman of the Board since 2003, and the Board continues to believe that her combined role is the optimal structure for us because it enables decisive leadership, ensures clear accountability and enhances our ability to communicate our message and strategy on a consistent basis to all of our stakeholders. Moreover, Ms. Cafaro possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and our business and, therefore, is best positioned to develop agendas that ensure the Board’s time and attention are focused on the most critical matters.

As required by our Guidelines on Governance, the independent members of the Board, after considering the recommendation of the Nominating and Governance Committee, annually select one independent director to serve as Presiding Director, whose specific responsibilities include, among other things, chairing the executive sessions and all other meetings of the independent directors. The Presiding Director also acts as the principal liaison between the Chairman and the independent directors, collaborating with the Chairman to set Board meeting agendas and schedules and to approve materials provided to directors, and has such additional duties as may be assigned from time to time by the independent directors or the Board. While the Presiding Director is elected on an annual basis, it is generally expected that he or she will serve for more than one year, and Mr. Crocker has been our Presiding Director since 2003. The Board believes that this approach — a leadership structure under which our Chief Executive Officer serves as Chairman of the Board and a Presiding Director assumes specified responsibilities on behalf of the independent directors — is currently effective, provides the appropriate balance between the authority of those who oversee our company and those who manage it on a day-to-day basis and achieves the optimal governance model for us and for our stockholders.

While it is management’s responsibility to identify and manage on a daily basis our exposure to risk, the Board plays an active and primary role in overseeing the processes established to assess, monitor and mitigate that exposure. The Board routinely discusses with management the major risks facing our company and reviews the guidelines, policies and procedures we have in place to control those risks, such as our approval process for investments. For example, on a regular basis since 2008, directors receive materials and information, including in-depth and in-person presentations from third-party experts, with respect to a specific topic of risk, and the Board engages in a comprehensive analysis and dialogue regarding that risk. This process enables the Board to focus on the most significant strategic, financial, operational, legal, regulatory and other risks applicable to our business, and ensures that the risks we undertake are well understood, mitigated to the extent reasonable and consistent with our risk profile and the Board’s tolerance for risk. In addition to the risk oversight function administered by the Board, each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee exercises some oversight related to risks associated with the particular responsibilities of that committee. More specifically, the Audit Committee, in accordance with NYSE requirements, reviews financial and accounting risks and the mechanisms through which our risk assessment and management is handled, while the Compensation Committee considers whether the structure of our compensation programs encourages excessive risk-taking and the Nominating and Governance Committee focuses on risks related to succession planning. The chairs of these committees then report on such matters to the full Board. We believe that this division of responsibilities is the most effective approach for addressing the risks facing us and that our Board leadership structure appropriately supports the Board’s role in risk oversight.

Attendance at Meetings

The Board held a total of seven meetings during 2009. Pursuant to our Guidelines on Governance, our independent directors meet in executive session, outside the presence of management, at a minimum, at each regularly scheduled quarterly Board meeting. The Presiding Director chairs all regularly scheduled executive sessions and all other meetings of the independent directors.

Each director attended at least 75% of the total meetings of the Board and the committees on which he or she served during 2009. See “— Board Committees” below.

We encourage, but do not require, all directors to attend our annual meetings of stockholders. Seven of the eight directors who were nominated for re-election to the Board in 2009 attended our 2009 Annual Meeting of Stockholders.

Communications with the Board

Stockholders and other parties interested in communicating directly with the Board may do so by writing to Board of Directors, Ventas, Inc., c/o Corporate Secretary, 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, or by submitting an e-mail to the Board at bod@ventasreit.com. Communications addressed to the Board are screened by our Corporate Secretary for appropriateness before either forwarding to or notifying the members of the Board of receipt of a communication. Additionally, stockholders and other parties interested in communicating directly with the Presiding Director of the Board or with the non-management directors as a group may do so by writing to Presiding Director, Ventas, Inc., 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, or by submitting an e-mail to the non-management members of the Board at independentbod@ventasreit.com.

Process for Nominating Potential Director Candidates

Our Guidelines on Governance set forth, among other things, the process by which the Nominating and Governance Committee identifies and evaluates nominees for Board membership. Under this process, the Nominating and Governance Committee annually considers and recommends to the Board a slate of directors for election at the next annual meeting of stockholders. In selecting this slate, the Nominating and Governance Committee considers (i) incumbent directors who have indicated a willingness to continue to serve on the Board, (ii) candidates, if any, nominated by our stockholders, and (iii) other individuals as determined by the Nominating and Governance Committee. Additionally, if at any time during the year a seat on the Board becomes vacant or a new seat is created, the Nominating and Governance Committee considers and recommends a candidate to the Board for appointment to fill the seat.

In evaluating potential director candidates, the Nominating and Governance Committee considers, among other factors, the experience, qualifications and attributes listed below and any additional characteristics that it believes one or more directors should possess, based on an assessment of the perceived needs of the Board at that time. The Nominating and Governance Committee regularly reviews the composition of the Board in light of our changing requirements and seeks nominees who, taken together as a group, possess the skills and expertise appropriate for effective functioning of the Board. While different perspectives, skill sets, education, ages, genders, ethnic origins and business experience are factors considered in its annual nomination process, the Nominating and Governance Committee has not established a policy regarding diversity in identifying potential director candidates. Moreover, no single factor or group of factors is necessarily dispositive of whether a candidate will be recommended by the Nominating and Governance Committee. The Nominating and Governance Committee will consider and apply these same standards in evaluating individuals recommended for nomination by our stockholders in accordance with the procedures described under “Stockholder Proposals for the 2011 Annual Meeting of Stockholders.”

In general, the Nominating and Governance Committee seeks to include on the Board a complimentary mix of individuals with diverse backgrounds, knowledge and viewpoints reflecting the broad set of challenges that the Board confronts without representing any particular interest group or constituency. Accordingly, our Guidelines on Governance provide that nominees for membership on the Board should:

•	Have demonstrated management or technical ability at high levels in successful organizations;

•	Be currently employed in positions of significant responsibility and decision-making;

•	Have experience relevant to our operations, such as real estate, real estate investment trusts, healthcare, finance or general management;

•	Be well-respected in their business and home communities;

•	Have time to devote to Board duties; and

•	Be independent from us (except in the case of our Chief Executive Officer) and not related to our other directors or employees.

In addition, our directors are expected to be active participants in governing our enterprise, and the Nominating and Governance Committee looks for certain characteristics common to all Board members, including integrity, independence, leadership ability, constructive and collegial personal attributes, candor and the ability and willingness to evaluate, challenge and stimulate.

We have from time to time retained search firms and other third parties to assist us in identifying potential candidates based on specific criteria that we provided to them, including the qualifications listed above. We may retain search firms and other third parties on similar or other terms in the future.

Board Committees

The Board currently has five standing committees that perform certain functions for the Board:

1.  Audit and Compliance Committee (the “Audit Committee”);

2.  Executive Compensation Committee (the “Compensation Committee”);

3.  Executive Committee;

4.  Investment Committee; and

5.  Nominating and Governance Committee.

The following table provides current membership and 2009 meeting information for each of these committees:

Nominating
	Audit	Compensation	Executive	Investment	and Governance
Name	Committee	Committee	Committee	Committee	Committee
Debra A. Cafaro			X	X

Douglas Crocker II			X	C	X

Ronald G. Geary	C				X

Jay M. Gellert		C

Robert D. Reed	X

Sheli Z. Rosenberg	X		X		C

James D. Shelton		X		X

Thomas C. Theobald		X	C

Total Meetings in 2009	5	5	0	0	3

C = Chairperson

Each of the Audit, Compensation and Nominating and Governance Committees operates pursuant to a written charter. Copies of these charters are available on our Web site at www.ventasreit.com under the “For Investors” tab at the top of the page and then under the “Corporate Governance” link. In addition, we will provide copies of the Audit, Compensation and Nominating and Governance Committee charters, without charge, upon request to Ventas, Inc., 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, Attention: Corporate Secretary.

Audit Committee

The Board has determined that each member of the Audit Committee is independent and satisfies the independence standards of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and related rules and regulations of SEC and the listing standards adopted by the NYSE, including the additional independence requirements for audit committee members. The Board has also determined that each member of the Audit Committee is financially literate and qualifies as an “audit committee financial expert” under the rules of the SEC.

The Audit Committee assists the Board in fulfilling its responsibility relating to our accounting and reporting practices, including oversight of the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function and independent registered public accounting firm. Among other things, the Audit Committee:

•	Prepares the report required by SEC rules to be included in our annual proxy statement;

•	Annually assesses the adequacy of its charter and reviews its performance;

•	Appoints and evaluates our independent registered public accounting firm, subject to stockholder ratification;

•	Compensates, retains and oversees the work of the independent registered public accounting firm (including the resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; reviews and approves our annual audited financial statements, quarterly financial statements and other reports and statements filed with the SEC;

•	Approves all audit services and permitted non-audit services (including the fees and terms thereof);

•	Reviews significant issues and judgments concerning our financial statements, regulatory and accounting initiatives and internal controls;

•	Reviews quarterly reports from the independent registered public accounting firm on all critical accounting policies to be used, alternative treatment of financial information and other material written communications between the independent registered public accounting firm and management;

•	Reviews our earnings press releases, as well as any financial information and earnings guidance provided to analysts and ratings agencies;

•	Reviews our risk exposures, including our risk assessment and risk management policies and guidelines;

•	Reviews disclosures by our Chief Executive Officer and Chief Financial Officer about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls;

•	Discusses with the independent registered public accounting firm any problems relating to the conduct of the audit and management’s response thereto;

•	Reviews and evaluates the qualifications, performance and independence of the independent registered public accounting firm, including the lead partner of the audit team;

•	Annually reviews a report from the independent registered public accounting firm regarding (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (iii) any steps taken to deal with any such issues, and (iv) all relationships between the independent registered public accounting firm and us;

•	Oversees our internal audit function;

•	Reviews conflicts of interest and similar matters involving our directors or officers;

•	Establishes procedures for the receipt, retention and treatment of complaints concerning financial matters;

•	Reviews correspondence with regulators or governmental agencies and any published reports concerning our financial statements; and

•	Reviews accounting and financial personnel.

The Audit Committee maintains free and open communication with the Board, our independent registered public accounting firm, our internal auditors and our financial management.

Compensation Committee

The Board has determined that each member of the Compensation Committee is independent and satisfies the listing standards adopted by the NYSE. The Board has also determined that each member of the Compensation Committee meets the additional requirements for compensation committee members under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Compensation Committee has primary responsibility for the design, review, approval and administration of all aspects of our executive compensation program. The Compensation Committee makes all compensation decisions for, and reviews the performance of, each of our executive officers other than the Chief Executive Officer. The Compensation Committee also reviews the performance of, and makes compensation recommendations for, the Chief Executive Officer. However, final decisions regarding compensation for the Chief Executive Officer are made by the non-management members of the Board, taking into consideration the Compensation Committee’s recommendations.

The Compensation Committee meets regularly throughout the year to review the compensation philosophy and ensure its continued alignment with our business goals and to consider and approve the executive compensation program for the coming year. The Compensation Committee, with the assistance of a nationally recognized independent compensation consultant, discusses changes, if any, to the program structure, assesses the appropriate peer comparators, sets base salaries, determines annual and long-term incentive award levels and establishes the applicable company and individual performance goals for annual and long-term incentive awards. Our executive officers provide support to the Compensation Committee throughout this process by coordinating meeting logistics, preparing and disseminating relevant financial and non-financial company information and relevant market intelligence concerning our peer comparators as a supplement to the comparative market data prepared by the compensation consultant and making recommendations with respect to company goals and related performance metrics. At the Compensation Committee’s request, the Chief Executive Officer attends meetings and recommends to the Compensation Committee any compensation changes affecting the other executive officers. The Chief Executive Officer does not play any role in setting her own compensation. In addition, at the Compensation Committee’s request, our General Counsel generally attends meetings to act as secretary and record the minutes of the meetings. At each regularly scheduled meeting, however, the Compensation Committee meets in executive session without management present.

The Compensation Committee meets during the first quarter of each year, typically in January, to review the achievement of corporate and individual performance goals for executives and to determine annual and long-term incentive awards for the prior year. Our executive officers provide similar support to the Compensation Committee in this process, and the Chief Executive Officer makes award recommendations with respect to the other executive officers.

Under its charter, the Compensation Committee has authority to retain compensation consultants, outside counsel and other advisors that the Compensation Committee deems appropriate, in its sole discretion, to assist it in discharging its duties and to approve the terms of retention and fees to be paid to those consultants and advisors. The compensation consultant reports to the Compensation Committee and receives no other fees from us outside its role as advisor to the Board and the Compensation Committee. Although the compensation consultant periodically interacts with company employees to gather and review information related to our executive compensation program, this work is done at the direction of the Compensation Committee. Pursuant to our Compensation Consultant Independence Policy, any compensation consultant retained by the Compensation Committee must be independent, as determined by the Compensation Committee in its reasonable business judgment, considering all relevant facts and circumstances.

The Compensation Committee retained Pearl Meyer & Partners (“PM&P”) as its independent consultant to advise it and the non-management members of the Board, as applicable, on matters related to our executive compensation levels and program design for 2009. The Compensation Committee reviews the scope of work provided by PM&P on an annual basis and has determined that PM&P meets the independence criteria under our Compensation Consultant Independence Policy and applicable SEC guidelines. PM&P and its affiliates did not perform any other non-executive compensation consulting services for us during the year ended December 31, 2009.

The Compensation Committee has considered whether our compensation policies and practices for all employees, including executive officers, create risks that are reasonably likely to have a material adverse effect on our company. In its review, the Compensation Committee noted several design features of our compensation programs that reduce the likelihood of excessive risk-taking, including: a balanced mix of cash and equity and annual and long-term incentives; multiple performance measures with payouts subject to overall assessment of performance; and heavier equity weighting towards restricted stock than stock options to provide greater incentive to create and preserve long-term stockholder value. Based on its evaluation, the Compensation Committee has determined, in its reasonable business judgment, that our compensation practices and policies for all employees do not encourage excessive risk and instead promote behaviors that support long-term sustainability and value creation.

Executive Committee

The Board of Directors has delegated to the Executive Committee the power to direct the management of our business and affairs in emergency situations during the intervals between meetings of the Board (except for matters reserved for the Board and other committees of the Board).

Investment Committee

The function of the Investment Committee is to review and approve certain investments in, and acquisitions or development of, seniors housing and/or healthcare-related properties, as well as divestitures of properties, in accordance with our Investment and Divestiture Approval Policy.

Nominating and Governance Committee

The Board has determined that each member of the Nominating and Governance Committee is independent and satisfies the listing standards adopted by the NYSE. The Nominating and Governance Committee (i) identifies individuals qualified to become members of the Board, (ii) selects, or recommends to the Board for selection, director-nominees, (iii) oversees the Board and Board committees, (iv) develops and recommends to the Board a set of corporate governance guidelines and the corporate code of ethics, and (v) generally advises the Board on corporate governance and related matters. Other specific authority and responsibilities of the Nominating and Governance Committee include:

•	Establishing or approving the criteria for Board membership;

•	Making recommendations to the Board regarding its size, composition and tenure of directors;

•	Reviewing stockholder proposals and proposed responses;

•	Advising the Board on appropriate structure and operations of all committees of the Board, including committee member qualifications;

•	Reviewing and recommending to the Board committee assignments and additional committee members to fill vacancies as needed;

•	Annually reviewing and recommending to the Board the amount and types of compensation to be paid to our non-employee directors;

•	Annually reviewing with the Board succession planning with respect to our Chief Executive Officer and other executive officers;

•	Periodically reviewing our policies and procedures, including without limitation the corporate governance guidelines and the corporate code of ethics, as it deems appropriate, and recommending any changes or modifications to the Board for approval;

•	Developing, implementing, reviewing and monitoring an orientation program for new directors, as well as a continuing education program for existing directors;

•	Monitoring developments, trends and best practices in corporate governance and taking such actions in accordance therewith, as it deems appropriate; and

•	Overseeing, as it deems appropriate, an evaluation process of the Board and each of the Board committees, as well as an annual self-performance evaluation.

The Nominating and Governance Committee has the authority to form subcommittees of independent directors and delegate its authority, to the extent not otherwise inconsistent with its obligations and responsibilities.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct that applies to all of our directors and employees, including our Chief Executive Officer and all senior financial officers, such as our Chief Financial Officer and our Chief Accounting Officer and Controller, as required by the Sarbanes-Oxley Act, as well as all of the directors and officers of our subsidiaries.

A copy of the Code of Ethics and Business Conduct is available on our Web site at www.ventasreit.com under the “For Investors” tab at the top of the page and then under the “Corporate Governance” link. In addition, we will provide a copy of the Code of Ethics and Business Conduct, without charge, upon request to Ventas, Inc., 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, Attention: Corporate Secretary. Waivers from, and amendments to, the Code of Ethics and Business Conduct that apply to our Chief Executive Officer, Chief Financial Officer or persons performing similar functions will be timely posted on our Web site at www.ventasreit.com.

NON-EMPLOYEE DIRECTOR COMPENSATION

2009 Non-Employee Director Compensation Table

The following table sets forth the compensation awarded or paid to, or earned by, our non-employee directors during 2009:

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)	($)	($)	($)
Douglas Crocker II	$86,000	$69,150	$30,850	—	—	—	$186,000

Ronald G. Geary	68,500	69,150	30,850	—	—	—	168,500

Jay M. Gellert	65,500	69,150	30,850	—	—	—	165,500

Robert D. Reed	65,500	69,150	30,850	—	—	—	165,500

Sheli Z. Rosenberg	67,000	69,150	30,850	—	—	—	167,000

James D. Shelton	65,000	69,150	30,850	—	—	—	165,000

Thomas C. Theobald	65,500	69,150	30,850	—	—	—	165,500

(1)	The amounts shown in this column reflect quarterly retainer and meeting fees described below under “Non-Employee Director Compensation Program—Cash Compensation.” Mr. Crocker received an additional $25,000 retainer in 2009 for his service as the Presiding Director. Of the amounts shown in this column, the following directors elected to defer all or a portion of their retainer and meeting fees pursuant to our Nonemployee Directors’ Deferred Compensation Plan described below and were credited with the following stock units: Mr. Crocker, $86,000 or 2,877 units; Mr. Gellert, $65,500 or 2,160 units; and Mr. Reed, $32,750 or 1,093 units.

(2)	The amounts shown in this column represent the fair market value on the date of grant of shares of restricted stock or restricted stock units granted to the directors, excluding stock units credited in lieu of retainer and meeting fees, calculated pursuant to Financial Accounting Standards Board (“FASB”) guidance regarding fair value provisions for share-based awards. See Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating grant date fair value. Directors are generally entitled to dividends paid on vested and unvested shares of restricted stock and dividend equivalents on vested and unvested restricted stock units.

As of December 31, 2009, the aggregate number of vested and unvested shares of restricted stock and restricted stock units held by each non-employee director, excluding stock units credited in lieu of retainer and meeting fees, was as follows:

Mr. Crocker	33,962 shares
Mr. Geary	12,228 shares
Mr. Gellert	10,272 shares
Mr. Reed	4,059 shares
Ms. Rosenberg	10,272 shares
Mr. Shelton	4,059 shares
Mr. Theobald	10,272 shares

(3)	The amounts shown in this column represent the fair market value on the date of grant of stock options granted to the directors, calculated pursuant to FASB guidance regarding fair value provisions for share-based awards. See Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating grant date fair value.

As of December 31, 2009, the aggregate number of shares underlying vested and unvested stock options held by each non-employee director was as follows:

Mr. Crocker	30,000 shares
Mr. Geary	20,000 shares
Mr. Gellert	50,000 shares
Mr. Reed	5,000 shares
Ms. Rosenberg	30,000 shares
Mr. Shelton	5,000 shares
Mr. Theobald	40,000 shares

Non-Employee Director Compensation Program

Our Chief Executive Officer, as a Ventas employee, does not receive compensation for her service as a director. The Board believes that the level of non-employee director compensation should be competitive with comparable companies and should enable us to attract and retain individuals of the highest quality to serve as our directors. In addition, the Board believes that a significant portion of that compensation should align director interests with the long-term interests of our stockholders. Accordingly, non-employee directors receive a combination of cash and equity-based compensation for their services.

Cash Compensation

The cash compensation paid to, or earned by, our non-employee directors is comprised of two components: (1) a quarterly retainer and (2) Board and committee meeting fees.

Quarterly Retainer

Each non-employee director receives a $12,500 retainer for each calendar quarter in which he or she serves as a director. The Presiding Director receives an additional $6,250 retainer for each calendar quarter served.

Board and Committee Meeting Fees

Each non-employee director receives $1,500 for each Board meeting and $1,000 for each committee meeting he or she attends (including telephonic meetings, unless the meeting is ten minutes or less).

Pursuant to our Nonemployee Directors’ Deferred Stock Compensation Plan (the “Director Deferred Compensation Plan”), non-employee directors may elect to defer receipt of all or a portion of their retainer and meeting fees. Deferred fees are credited to each participating director in the form of stock units, based on the fair market value of our Common Stock on the deferral date. At the prior election of the participating director, dividend equivalents on the stock units are paid either in additional units or cash. After a participating director ceases to serve on the Board, or at such later time as he or she has previously designated, the director’s stock unit account is settled in whole shares of Common Stock on a one-for-one basis and distributed either in one lump sum or in installments over a period of not more than ten years, at the director’s prior election. Fractional stock units are paid out in cash.

Equity-Based Compensation

The equity-based compensation paid to our non-employee directors consists of stock options and shares of restricted stock or restricted stock units, at the director’s prior election.

Stock Options

On January 1 of each year, each non-employee director who is serving on such date receives a grant of options to purchase 5,000 shares of Common Stock, having an exercise price equal to the fair market value on the date of grant, pursuant to the 2006 Stock Plan for Directors. Effective May 2009, upon initial election or appointment to the Board, each non-employee director receives a grant of options to purchase a number of shares of Common Stock equal to a pro rata portion of the option grant made to the existing directors on January 1 of that year (determined by reference to the number of days remaining in the calendar year), having an exercise price equal to the fair market value on the date of grant, pursuant to the 2006 Stock Plan for Directors. Stock options granted to our non-employee directors generally vest in two equal annual installments, beginning on the date of grant, and are subject to a ten-year term. The stock option exercise price is the closing price of our Common Stock on the date of grant.

Restricted Stock/Restricted Stock Units

On January 1 of each year, each non-employee director who is serving on such date receives a grant of shares of restricted stock or restricted stock units, at his or her prior election, having an aggregate value equal to $100,000 minus the value of the same-day grant of options to purchase 5,000 shares of Common Stock described above, pursuant to the 2006 Stock Plan for Directors. Upon initial election or appointment to the Board, each non-employee director receives a grant of 2,000 shares of restricted stock or restricted stock units, at his or her prior election, plus, effective May 2009, a number of shares of restricted stock having an aggregate value equal to a pro rata portion of $100,000 minus the value of the same-day grant of options described above (in each case, determined by reference to the number of days remaining in the calendar year) pursuant to the 2006 Stock Plan for Directors. Shares of restricted stock and restricted stock units granted to our non-employee directors generally vest in two equal annual installments, beginning on the first anniversary of the date of grant.

Reimbursement of Expenses

We reimburse each non-employee director for travel and other expenses associated with attending Board and committee meetings, director education programs and other Board-related activities.

Non-Employee Director Compensation Review Practices

The Nominating and Governance Committee is responsible for annually reviewing the amount and types of compensation to be paid to our non-employee directors. During this process, the Nominating and Governance Committee reviews and evaluates information contained in surveys compiled by NAREIT and the National Association of Corporate Directors and may, as necessary, retain a nationally recognized independent compensation consultant to advise it on appropriate director compensation levels. Any changes to our non-employee director compensation program must be recommended by the Nominating and Governance Committee for approval by the Board. In 2009, the Nominating and Governance Committee recommended, and the Board approved, certain changes to the equity-based compensation paid to our non-employee directors upon initial election or appointment to the Board described above, based on its annual review and in keeping with our philosophy for non-employee director compensation.

Minimum Share Ownership Guidelines for Non-Employee Directors

Our minimum share ownership guidelines require each non-employee director to maintain a minimum number of shares of Common Stock equal to the number of shares granted by us to the non-employee director as compensation during the 36-calendar month period immediately preceding the test date, minus any shares forfeited by the director to pay taxes on the vesting of those shares under our share withholding program. Each non-employee director’s compliance with the guidelines is reviewed on July 1 of each year. Each non-employee director has three years from the date that he or she first becomes subject to the guidelines to satisfy the minimum share ownership levels. All of our non-employee directors are currently in compliance with these guidelines, subject to transition rules.

EXECUTIVE OFFICERS

Set forth below is certain biographical information concerning each of our current executive officers. Ages shown for all executive officers are as of March 8, 2010.

Name and Position	Age	Business Experience
Debra A. Cafaro Chairman, President and Chief Executive Officer	52	Ms. Cafaro’s biographical information is set forth above under “Proposal 1—Election of Directors.”

Richard A. Schweinhart Executive Vice President and Chief Financial Officer	60	Mr. Schweinhart joined us as Senior Vice President and Chief Financial Officer in 2002, after briefly serving as a full-time consultant to Ventas, and was promoted to Executive Vice President in January 2006. From 1998 to 2002, he served as Senior Vice President and Chief Financial Officer for Kindred Healthcare, Inc. (NYSE: KND) (“Kindred”), where he was responsible for all financial aspects of the company, including accounting, finance, purchasing, insurance, tax, reimbursement and internal control. Before joining Kindred, Mr. Schweinhart was Senior Vice President of Finance for HCA, Chief Financial Officer at Galen Health Care, Inc. (a spin-off of Humana Inc. (“Humana”)) prior to its acquisition by HCA and Senior Vice President of Finance at Humana. He is a certified public accountant and started his professional career with the international accounting firm of Coopers & Lybrand (now known as PricewaterhouseCoopers LLP).

Raymond J. Lewis Executive Vice President and Chief Investment Officer	45	Mr. Lewis joined us as Senior Vice President and Chief Investment Officer in 2002 and was promoted to Executive Vice President in January 2006. From 2001 to 2002, he served as managing director of business development for GE Capital Healthcare Financial Services, a division of General Electric Capital Corporation (“GECC”), which is a subsidiary of General Electric Corporation, where he led a team focused on mergers and portfolio acquisitions of healthcare assets. Mr. Lewis had previously been Executive Vice President of Healthcare Finance for Heller Financial, Inc., which was acquired by GECC in 2001, where his primary responsibility was healthcare lending. He is currently a member of the Executive Board of the American Seniors Housing Association, a former director of the Assisted Living Federation of America and past Chairman of the National Investment Center for the Seniors Housing & Care Industry (“NIC”).

T. Richard Riney Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary	52	Mr. Riney has been our Executive Vice President, General Counsel and Corporate Secretary since 1998 and our Chief Administrative Officer since February 2007. From 1996 to 1998, he served as Transactions Counsel for our predecessor, Vencor, Inc. Mr. Riney was previously a partner in the law firm of Hirn, Reed & Harper, where his areas of concentration were real estate and corporate finance. He is admitted to the Bar in Kentucky and is a member of NAREIT.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table shows as of March 8, 2010 the amount of Common Stock beneficially owned by each of our directors and nominees, each of our Named Executive Officers (defined below) and all of our directors and executive officers, as a group:

	Common Stock	Percent of
Name of Beneficial Owner	Beneficially Owned (1)(2)	Class (1)
Debra A. Cafaro	1,451,271(3)(4)	*

Douglas Crocker II	101,243(3)(5)	*

Ronald G. Geary	38,611(3)(5)	*

Jay M. Gellert	89,107(3)(5)	*

Raymond J. Lewis	329,094(3)	*

Robert D. Reed	14,762(3)(5)	*

T. Richard Riney	440,711(3)(6)	*

Sheli Z. Rosenberg	90,297(3)(5)	*

Richard A. Schweinhart	393,932(3)(7)	*

James D. Shelton	13,404(3)(5)	*

Thomas C. Theobald	70,924(3)(8)	*

All directors and executive officers as a group (11 persons)	3,033,356	1.92%

*	Less than 1%

(1)	Beneficial ownership of shares for purposes of this Proxy Statement, as determined in accordance with applicable rules of the SEC, includes shares as to which a person has or shares voting power and/or investment power (whether or not vested). Each named person is deemed to be the beneficial owner of securities which may be acquired within 60 days of March 8, 2010 through the exercise of options, warrants or rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person; however, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person. Percentages are based on 156,724,215 shares of Common Stock outstanding on March 8, 2010.

(2)	Except as set forth in the accompanying footnotes, the named persons have sole voting and investment power over the shares beneficially owned by them. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right.

(3)	Includes the following number of shares of Common Stock which the respective directors, nominees and Named Executive Officers have or will have the right to acquire pursuant to options exercisable as of or within 60 days after March 8, 2010: Ms. Cafaro, 690,457 (including 432,720 options held in trust for the benefit of Ms. Cafaro’s immediate family, as to which Ms. Cafaro’s spouse is the trustee); Mr. Crocker, 32,500; Mr. Geary, 22,500; Mr. Gellert, 52,500; Mr. Lewis, 196,185; Mr. Reed, 7,500; Mr. Riney, 163,154; Ms. Rosenberg, 32,500; Mr. Schweinhart, 284,296; Mr. Shelton, 7,500; and Mr. Theobald, 42,500.

(4)	Includes 5,000 shares held in trust for the benefit of Ms. Cafaro’s immediate family, as to which Ms. Cafaro’s spouse is the trustee. Ms. Cafaro disclaims beneficial ownership of these 5,000 shares.

(5)	Includes the following number of restricted stock units held by the respective directors: Mr. Crocker, 4,713; Mr. Gellert, 8,088; and Mr. Theobald, 8,088. Also includes the following number of stock units held in the respective directors’ stock unit accounts pursuant to the Director Deferred Compensation Plan: Mr. Crocker, 15,413; Mr. Geary, 2,098; Mr. Gellert, 10,273; Mr. Reed, 1,887; Ms. Rosenberg, 4,134; Mr. Shelton, 529; and Mr. Theobald, 7,836.

(6)	Includes 1,300 shares held in Mr. Riney’s IRA.

(7)	Includes 805 shares held in Mr. Schweinhart’s IRA and 800 shares held in Mr. Schweinhart’s spouse’s IRA. Mr. Schweinhart disclaims beneficial ownership of these 800 shares. Mr. Schweinhart has shared voting and investment power over 10,000 shares of Common Stock.

(8)	Includes 3,000 shares held in trust for the benefit of Mr. Theobald’s son, as to which Mr. Theobald is the trustee, and 1,000 shares held in a custody account for Mr. Theobald’s daughter. Mr. Theobald disclaims beneficial ownership of these 4,000 shares. Also includes 8,500 shares that are subject to a margin account.

Principal Stockholders

The following table shows as of March 8, 2010 the amount of Common Stock beneficially owned by each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock:

	Common Stock
	Beneficially	Percent of
Name and Address of Beneficial Owner	Owned	Class (1)
BlackRock, Inc.	12,760,089(2)	8.14%
40 East 52nd Street New York, NY 10022

FMR LLC	9,011,083(3)	5.75%
82 Devonshire Street Boston, MA 02109

Stichting Pensioenfonds ABP	9,663,697(4)	6.17%
Oude Lindestraat 70 Postbus 2889 6401 DL Heerlen The Kingdom of the Netherlands

The Vanguard Group, Inc.	15,749,671(5)	10.05%
100 Vanguard Boulevard Malvern, PA 19355

(1)	Percentages are based on 156,724,215 shares of Common Stock outstanding on March 8, 2010.

(2)	Based solely on information contained in a Schedule 13G filed by BlackRock, Inc., for itself, as successor to Barclays Global Investors, N.A., and for certain of its affiliates (collectively, “BlackRock”), on January 29, 2010. BlackRock reported that, as of December 31, 2009, it had sole voting and dispositive power over 12,760,089 shares of Common Stock. BlackRock is a parent holding company.

(3)	Based solely on information contained in a Schedule 13G filed jointly by FMR LLC, for itself and on behalf of its subsidiaries, and Edward C. Johnson 3rd (collectively, “FMR”) on February 16, 2010. FMR reported that, as of December 31, 2009, it had sole voting power over 2,536,547 shares of Common Stock and sole dispositive power over 9,011,083 shares of Common Stock, including shares resulting from the assumed conversion of $470,000 principal amount of our outstanding convertible senior notes due 2011. Each of Fidelity Management & Research Company, Strategic Advisers, Inc. and Pyramis Global Advisors, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act and a wholly owned subsidiary of FMR. Pyramis Global Advisors Trust Company, a bank, and FIL Limited, a qualified institution that provides investment advisory and management services, are also wholly owned subsidiaries of FMR. Mr. Johnson, Chairman of FMR LLC, and members of his family collectively own, directly or through trusts, shares of FMR LLC representing 49% of the voting power of FMR LLC.

(4)	Based solely on information contained in a Schedule 13G filed by Stichting Pensioenfonds ABP (“Stichting”) on February 16, 2010. Stichting reported that, as of December 31, 2009, it had sole voting and dispositive power over 9,663,697 shares of Common Stock. Stichting is an employee benefit plan or endowment fund.

(5)	Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) on February 17, 2010. Vanguard reported that, as of December 31, 2009, it had sole voting power over 273,881 shares of Common Stock, sole dispositive power over 15,516,304 shares of Common Stock and shared dispositive power over 233,367 shares of Common Stock. Vanguard is an investment adviser registered under Section 203 of the Investment Advisers Act.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and persons who own more than 10% of our outstanding Common Stock to file reports of beneficial ownership and changes in such ownership with the SEC. Based solely on a review of the copies of those reports furnished to us and on written representations from certain reporting persons that no Form 5 was required for any such persons, we believe that during 2009 all of our directors, officers and persons who own more than 10% of our Common Stock complied with all applicable Section 16(a) filing requirements.

TRANSACTIONS WITH RELATED PERSONS

Our Board has adopted an unwritten policy requiring that any transaction between us and any of our officers, directors or their affiliates be approved by the disinterested members of the Board and be on terms no less favorable to us than those available from unaffiliated parties. In addition, our Audit Committee charter provides that any such transaction and all other conflict of interest or similar matters involving any of our officers or directors must also be reviewed by the Audit Committee. Pursuant to our Conflicts of Interest Policy, officers and directors must disclose in writing to our General Counsel, who will review the matter with the Presiding Director, any existing or proposed transaction in which he or she has a personal interest, or in which there is or might appear to be a conflict of interest by reason of his or her connection to another business organization, and must refrain from voting on any such transaction.

Transactions with ResCare

In 1998, we acquired eight personal care facilities and related facilities for approximately $7.1 million from Tangram Rehabilitation Services, Inc. (“Tangram”), a wholly owned subsidiary of ResCare, of which Mr. Geary is Chairman and also served as President and Chief Executive Officer until June 2006. The purchase price for the Tangram facilities was determined by an appraisal conducted by Graham & Associates, Inc., San Marcos, Texas, a certified General Real Estate Appraiser for the State of Texas. We lease these facilities to Tangram pursuant to a Master Lease Agreement, which is guaranteed by ResCare. During 2009, Tangram paid us approximately $980,871 in base rent payments, which constituted approximately one-tenth of one percent (0.1%) or less of both our and ResCare’s annual gross consolidated revenues for the year. We believe that the terms of the Master Lease Agreement represent market rates.

EXECUTIVE COMPENSATION MATTERS

Compensation Discussion and Analysis

The following discussion and analysis provides information regarding the compensation program in place for our principal executive officer, our principal financial officer and our two other executive officers (the “Named Executive Officers”) for 2009. This Compensation Discussion and Analysis sets forth the overall objectives of our executive compensation program, each element of our executive compensation program, and the policies underlying our 2009 compensation program and payouts for the Named Executive Officers. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Future compensation programs that we adopt may differ materially from currently planned programs.

Objectives of Our Compensation Program

We recognize that effective compensation strategies are critical to recruiting and retaining key employees who contribute to our long-term success and thereby build value for our stockholders. Accordingly, our compensation program is designed to achieve the following primary objectives:

•	Attract, retain and motivate talented executives;

•	Link compensation realized to the achievement of our financial and strategic goals, as well as individual goals;

•	Reward performance that meets or exceeds these established goals;

•	Encourage executives to become and remain long-term stockholders of Ventas;

•	Provide balanced incentives that do not promote excessive risk-taking; and

•	Follow corporate governance best practices.

By establishing and maintaining a performance- and achievement-oriented environment that provides the opportunity to earn market-competitive levels of compensation, which includes both cash and equity, the interests of our executives and stockholders are aligned.

Compensation Consultant and Benchmarking

The Compensation Committee retained PM&P as its independent compensation consultant to advise it and the non-management members of the Board, as applicable, on matters related to the Named Executive Officers’ compensation and compensation program design for 2009. The Compensation Committee has determined that PM&P meets the criteria for an independent consultant pursuant to our Compensation Consultant Independence Policy and in accordance with SEC guidelines for such services.

In 2009, PM&P provided the Compensation Committee and the non-management members of the Board, as applicable, with comparative market data on compensation practices and programs based on an analysis of peer comparators and provided guidance on best practices. Using this market data, PM&P advised the Compensation Committee and the non-management members of the Board, as applicable, and made recommendations with respect to setting salary levels and establishing performance goals and incentive award levels. For 2009, PM&P compared our executive compensation structure and levels to executive compensation at a comparative group of 19 companies. Our comparative group consisted of REITs similar to us in terms of operations, funds from operations and generally falling within a range of 50% to 200% of our enterprise value and market capitalization and selected healthcare operators that operate properties of the type owned by us.

The reference group set forth below (the “Comparable Companies”) was approved by the Compensation Committee at its August 13, 2008 meeting as the appropriate benchmark for 2009 comparative purposes. These companies report compensation data for executive positions with responsibilities similar in breadth and scope to those of our executives, and these companies generally compete with us for executive talent and stockholder investment:

AMB Property Corp.	HCP, Inc.	Nationwide Health Properties Inc.
AvalonBay Communities, Inc.	Health Care REIT Inc.	Public Storage, Inc.
Camden Property Trust	Host Hotels & Resorts, Inc.	Regency Centers Corp.
Community Health Systems	Kimco Realty Corporation	SL Green Realty Corp.
Developers Diversified Realty Corp.	Kindred Healthcare, Inc.	The Macerich Company
Duke Realty Corp.	Liberty Property Trust	Weingarten Realty Investors
Federal Realty Investment Trust

The Compensation Committee annually reviews this group to ensure that the companies included remain comparable to us in terms of size and operations and, therefore, may change the composition of the group from time to time as appropriate. In selecting the 2009 Comparable Companies, the Compensation Committee, after consultation with PM&P and in consideration of the increase in our size and the scope of our operations, excluded the following three companies that were previously included in the 2008 comparative group due to their change in size: Brandywine Realty Trust; Healthcare Realty Trust Inc.; and Mack-Cali Realty Corp. At the recommendation of PM&P, the Compensation Committee added The Macerich Company to the 2009 Comparable Companies because it met the applicable selection criteria in terms of enterprise value and market capitalization.

In determining 2009 compensation for our Named Executive Officers, the Compensation Committee, in consultation with PM&P, considered the competitive positioning of our executive compensation levels relative to the market data provided for the following components of pay: base salary; total annual compensation (base salary plus annual incentives); long-term incentives (annualized expected value of long-term incentives); and total direct compensation (base salary plus annual incentives plus annualized expected value of long-term incentives). We generally target the 50th percentile of the Comparable Companies for base salary and the 65th percentile of the Comparable Companies for total annual compensation, long-term incentives and total direct compensation. However, the program is designed to deliver compensation levels above or below these targets based on performance well above or below established goals. We believe these targets reflect our operating style and the resulting need to attract, retain and stretch top executive talent.

In addition to evaluating the compensation data described above, the Compensation Committee considers the unique roles that each of our Named Executive Officers holds in benchmarking compensation by position. Specifically, each of our Named Executive Officers performs duties that are traditionally assigned to multiple senior officers in competitive companies. For example, our Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary is not only responsible for legal matters, but plays a critical role in our asset management and acquisition strategies. Similarly, our Executive Vice President and Chief Investment Officer serves as the head of acquisitions, but is also responsible for our marketing and investor relations activities and overseeing our asset management function. Our unusual division of responsibilities has created a cohesive and extremely streamlined management system, which enables us to operate with a smaller staff of senior executives than would be expected of a company undertaking the growth we have experienced historically. Therefore, while the Compensation Committee takes into account available compensation data for executives at the Comparable Companies, it recognizes that important adjustments must be considered in setting benchmarks for each Named Executive Officer.

Elements of Our Compensation Program

For 2009, the compensation provided to our Named Executive Officers consisted of the same elements generally available to our non-executive officers, including base salary, annual cash incentive compensation and long-term incentive compensation, as well as other perquisites and benefits, each of which is described in more detail below. Our compensation philosophy targets a mix that emphasizes variable pay, in addition to long-term value, and our compensation structure is designed so that a significant portion of total direct compensation for a given year will be in the form of equity, which vests over time. This structure, which has been in place for several years, creates greater alignment with stockholders and ensures that risk is managed by decision-makers in a manner that focuses on the creation of long-term value and diminishes the probability of excessive risk taking. We believe that the mix of cash and equity-based compensation, as well as the relationship of fixed to performance-based compensation, is well balanced to achieve the compensation philosophy previously discussed.

The following chart illustrates target levels of these compensation elements as a percentage of total direct compensation for 2009:

		Annual Cash	Long-Term
		Incentive	Incentive
	Base Salary	Compensation	Compensation
Debra A. Cafaro	14%	24%	62%

Richard A. Schweinhart	23%	32%	45%

Raymond J. Lewis	19%	29%	52%

T. Richard Riney	23%	32%	45%

Base Salary

The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s position and responsibilities. Our base salaries are generally targeted to approximate the competitive market median of the Comparable Companies, but may deviate from this target based on the individual’s sustained performance, contribution, experience, expertise and specific roles within our company as compared to benchmark. Base salary is reviewed on an annual basis and may be adjusted to better match competitive market levels and/or to recognize an executive’s growth and development in his or her position and increasing levels of responsibility. The Compensation Committee also considers the success of the executive officer in developing and executing our strategic plans, exercising leadership and creating stockholder value. The Compensation Committee does not assign any specific weights to these factors.

In connection with its review of 2009 base salaries for the Named Executive Officers, the Compensation Committee analyzed and evaluated base salary information from the compensation study compiled by PM&P using proxy statements of the Comparable Companies to confirm appropriate compensation levels. Although the Compensation Committee periodically considers data from REIT industry and other compensation surveys, the Compensation Committee places primary emphasis on the Comparable Companies data, as the proxy statements for those companies contain more detailed information by individual executive than what is typically provided in compensation surveys.

For 2009, the Compensation Committee and the non-management members of the Board, in the case of the Chief Executive Officer, approved the following increases in base salary for the Named Executive Officers:

	Base Salary		Year-Over-Year
	2009	2008	% Growth
Debra A. Cafaro	$652,000	$630,000	3.5%

Richard A. Schweinhart	375,000	362,250	3.5%

Raymond J. Lewis	407,000	380,000	7.1%

T. Richard Riney	348,000	336,000	3.6%

With these increases, the 2009 base salary for each Named Executive Officer approximates the market median based on information from the PM&P compensation study. Mr. Lewis received a higher base salary increase than the other Named Executive Officers to reflect his leadership development and active management of our senior living operations.

Annual Cash Incentive Compensation

We provide our Named Executive Officers with the opportunity to earn annual cash incentive awards, which are intended to compensate executives for achieving our annual corporate financial and non-financial goals and their individual goals. At the beginning of each year, a range of earnings opportunity, expressed as multiples of base salary and corresponding to three levels of performance (threshold, target and maximum), is established for each executive. Annual cash incentive awards are then determined and paid in the first quarter of the year following the performance year.

The table below illustrates the earnings opportunities of each of the Named Executive Officers under our annual cash incentive plan for performance in fiscal 2009 that were approved by the Compensation Committee and by the non-management members of the Board, in the case of the Chief Executive Officer, in January 2009:

2009 Annual Incentive Opportunity
(as a multiple of base salary)
	Threshold	Target	Maximum
Debra A. Cafaro	1.0x	1.75x	3.5x

Richard A. Schweinhart	0.7x	1.4x	2.1x

Raymond J. Lewis	0.75x	1.5x	2.25x

T. Richard Riney	0.7x	1.4x	2.1x

At these target levels, the 2009 total annual compensation for each Named Executive Officer approximates the 65th percentile based on information from the PM&P compensation study. The Compensation Committee believes the Chief Executive Officer should have the greatest alignment with our shareholders, and, therefore, her compensation structure was designed to reflect a higher sensitivity to our performance than the compensation structure of the other Named Executive Officers.

At the end of 2008 and in January 2009, due to the external economic environment, the Compensation Committee adopted a revised company performance measure under the annual cash incentive plan for 2009 that was more consistent with our strategic plan at that time. This measure was based upon specified financial and non-financial criteria described below and was determined to account for 40% of the value of the 2009 annual cash incentive award, thereby replacing the normalized Funds from Operations (“FFO”) per share, investment volume and pro forma fixed charge coverage measures under the 2008 annual cash incentive plan.

The specific performance measures and their weightings under the annual cash incentive plan for 2009 for each Named Executive Officer, as set by the Compensation Committee and the non-management members of the Board, in the case of the Chief Executive Officer, were as follows:

•	One-year relative total shareholder return (25% of annual cash incentive award): Our total shareholder return for 2009 compared to the total shareholder return of the Comparable Companies for the same period. Goals established by the Compensation Committee for this performance measure were 33rd percentile at the threshold level, 50th percentile at the target level and 75th percentile at the maximum level.

•	Company Performance Based upon Specified Criteria (40% of annual cash incentive award): Company performance based upon a number of specified qualitative criteria as determined by the Compensation Committee. For 2009, the specified criteria under this performance measure consisted of normalized FFO per share outcome, prudent acquisitions (if any), balance sheet and liquidity, solid management of our senior living operating portfolio, management of tenant/borrower defaults (if any), and capital markets execution, in each case at the discretion of the Compensation Committee. While there was no specific weighting or target level attributed to any of these factors, the Compensation Committee carefully analyzed these factors in determining the value of the 2009 annual cash incentive awards. For computational purposes of the normalized FFO per share criteria, we use the NAREIT definition of FFO, with adjustments to exclude items such as (i) merger-related costs and expenses that are not capitalized under generally accepted accounting principles (“GAAP”), (ii) the impact of any expenses related to asset impairment and valuation allowances, the write off of unamortized deferred financing fees, or additional costs, expenses, discounts or premiums incurred as a result of early debt retirement, (iii) the non-cash effects of income tax benefits, (iv) dilution, if any, resulting from our outstanding convertible notes and (v) the reversal of contingent liabilities. NAREIT defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

•	Individual performance (35% of annual cash incentive award): To be determined in the discretion of the Compensation Committee taking into account the individual’s performance under his or her specified management objectives established for 2009. Individual management objectives cover areas of special emphasis related to the particular responsibilities and duties of the Named Executive Officer, as well as other matters such as succession planning, departmental team building, professional development, personal growth and extraordinary or unusual accomplishments or contributions.

We believe that the goals set by the Compensation Committee are stretch goals, such that significant performance is expected in order to pay out at target levels. However, as in past years, these goals are challenging, but achievable.

In January 2010, the Compensation Committee determined that each of the Named Executive Officers had achieved a high level of performance between the target and maximum levels overall under the annual cash incentive plan for 2009, with several specific accomplishments, including:

•	Total shareholder return of 38.9% for the year, which, although it substantially exceeded the 2009 return of 28.6% for the MSCI US REIT Index, ranked us slightly above the 50th percentile among the Comparable Companies;

•	Normalized FFO per diluted share of $2.68, a 1% decrease from 2008 (compared to a 7% decrease on average by our healthcare REIT peers and an 11% decrease on average by all REITs), which was an excellent result in light of external economic factors and the dilutive impact of the defensive strategies we employed in 2009 to improve our balance sheet, such as the issuance of 9% more shares of Common Stock in a public equity offering;

•	Cash flow from operations growth of 11%;

•	Limited, focused investments totaling approximately $136 million for the year, which reflects the Board’s and management’s decision to retain and build liquidity and balance sheet strength and management’s prudence in evaluating strategic acquisitions due to unfavorable market conditions;

•	Maintenance of a top 15 REIT balance sheet and credit statistics, evidenced by debt to enterprise value at December 31, 2009, the extension to 2012 of $765 million of borrowing capacity under our unsecured revolving credit facilities, ample coverage of $185 million of debt maturing through 2010 by cash on hand and undrawn borrowing capacity on the unsecured revolving credit facilities, favorable credit statistics (net debt to EBITDA (earnings before interest, taxes, depreciation and amortization) and fixed charge coverage ratios), and a credit rating upgrade to BBB (stable) by Fitch Ratings;

•	Management’s dedicated efforts to actively manage our senior living operating portfolio through extensive work with Sunrise Senior Living, Inc. on its pricing, marketing and expense strategy, comprehensive visits to all 79 communities, and assumption of the casualty insurance program for the portfolio, resulting in 2009 portfolio operating results that exceeded market expectations;

•	An increase of 3.4% in same-store cash net operating income (“NOI”) at our triple-net leased portfolio, which accounted for 75% of our NOI;

•	The successful negotiation of a $2 million fair market annual rental increase with one of our operators, the renewal by Kindred to 2015 of leases covering 108 assets expiring in April 2010 without any rent reduction, and the lack of any tenant defaults in 2009, which reflects our proactive, aggressive asset management; and

•	The issuance and sale of 13,062,500 shares of our common stock in an underwritten public offering for aggregate proceeds of $312 million, the concurrent issuance and sale of $200 million aggregate principal amount of our senior notes due 2016 in an underwritten public offering for aggregate proceeds of $169 million, $173 million in mortgage financings through government-sponsored entities at attractive rates, and the repayment or purchase of $521 million of debt maturities through tender offers, repayments and open market transactions.

Accordingly, the annual cash incentive awards granted to the Named Executive Officers for 2009 performance were between their respective target and maximum levels. The annual cash incentive awards granted to Ms. Cafaro and Mr. Schweinhart equaled 88% of their respective maximum levels, and the annual cash incentive awards granted to the other Named Executive Officers equaled 93% of their respective maximum levels. The actual award amounts ranged from 1.85x to 3.09x base salary and are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2009 Summary Compensation Table below.

Long-Term Incentive Compensation

As described above, the Compensation Committee believes that a substantial portion of each Named Executive Officer’s compensation should be in the form of long-term incentive compensation. Long-term incentive awards are based on a number of criteria as determined by the Compensation Committee, including the achievement of pre-established corporate and individual goals for the performance year. At the beginning of each year, a range of earnings opportunity, expressed as multiples of base salary and corresponding to three levels of performance (threshold, target and maximum), is established for each executive. Long-term incentive opportunity is generally targeted at the 65th percentile of the Comparable Companies. However, the Compensation Committee reviews the performance metrics and required performance levels in the context of market pay and performance data each year when setting the range of earnings opportunity and when determining the actual awards earned. Long-term incentive awards are then determined and granted in the first quarter of the year following the performance year.

The table below illustrates the earnings opportunities of each of the Named Executive Officers under our long-term incentive plan for performance in fiscal 2009 that were approved by the Compensation

Committee and by the non-management members of the Board, in the case of the Chief Executive Officer, in January 2009:

	2009 Long-Term Incentive Opportunity
	(as a multiple of base salary)
	Threshold		Target		Maximum
Debra A. Cafaro	1.0	x	4.5	x	9.0	x

Richard A. Schweinhart	1.0	x	2.0	x	3.0	x

Raymond J. Lewis	1.375	x	2.75	x	4.125	x

T. Richard Riney	1.0	x	2.0	x	3.0	x

At these target levels, the 2009 long-term incentives for each Named Executive Officer result in total direct compensation levels that approximate the 65th percentile or slightly lower based on information from the PM&P compensation study. Similar to the philosophy regarding the annual cash incentive opportunity, the Compensation Committee believes the Chief Executive Officer should have the greatest alignment with our shareholders, and, therefore, her compensation structure was designed to reflect higher sensitivity to performance than the other Named Executive Officers.

For 2009, the value of the long-term incentive award was based primarily on whether management acted with due caution to protect and enhance our stockholders’ best interests in recognition of the then current market conditions in acquisitions, liquidity, finance, capital markets and similar matters. In addition, the Compensation Committee considered the accomplishment of a series of corporate objectives, including total shareholder return (absolute and relative to our peers), strong credit characteristics, balance sheet and liquidity management and capital markets execution, infrastructure investments, effective management of our triple-net leased properties and our senior living operating portfolio, tenant/operator diversification, continued development of our medical office building business, the outcome in our litigation with HCP, Inc. (“HCP”), business ethics and reputation and individual performance, and other appropriate factors, in each case at the discretion of the Compensation Committee. While there was no specific weighting or target level attributed to any of these factors, the Compensation Committee carefully analyzed these factors in determining the 2009 long-term incentive awards for the Named Executive Officers.

In January 2010, the Compensation Committee determined that each of the Named Executive Officers had performed well against the performance objectives under the long-term incentive plan for 2009 based on the accomplishments described above and several other key value creating achievements, including:

•	Ten-year long-term value creation for shareholders, being named the top performing publicly-listed financial company (including banks, insurance companies and REITs) of the decade and ending 2009 with a compound annual total shareholder return in excess of 35% during that period;

•	Access to multiple capital markets on favorable terms relative to then current market conditions;

•	An 11% increase in cash flow from operations over 2008;

•	Growth in company scale and size, ending the year as the 8th largest REIT by equity market capitalization and 14th largest REIT by enterprise value;

•	The favorable $101.6 million jury verdict in our litigation against HCP;

•	Solid operating results for our senior living portfolio;

•	Continued payment of cash dividends at a time when a majority of REITs either cut or eliminated their cash dividends;

•	Inclusion in the S&P 500 Index, which is comprised of 500 leading companies in major U.S. industries and is widely regarded as the best single gauge of the large cap U.S. equities market;

•	An increase in our FFO multiple; and

•	A credit rating upgrade by Fitch Ratings (which was one of only five total upgrades given to REITs by all three nationally recognized ratings agencies in 2009).

Accordingly, the long-term incentive awards granted to the Named Executive Officers for 2009 performance were between their respective target and maximum levels. The long-term incentive awards granted to Ms. Cafaro and Messrs. Lewis and Riney equaled 95% of their respective maximum levels. The long-term incentive award granted to Mr. Schweinhart equaled 83% of his maximum level. The actual award amounts ranged from 2.50x to 8.55x base salary as follows: Ms. Cafaro - $5,574,600; Mr. Schweinhart—$937,500; Mr. Lewis—$1,594,931; and Mr. Riney—$991,800. These amounts will be reflected in next year’s Summary Compensation Table as restricted stock and option awards granted in 2010.

For 2009, long-term incentive compensation consisted of equity awards in the form of stock options and shares of restricted stock made pursuant to our 2006 Incentive Plan. The Compensation Committee recognizes that while the annual cash incentive plan provides rewards for management actions that impact short- and mid-term performance results, the interests of stockholders are also served by giving key employees the opportunity to participate in the appreciation of our Common Stock through grants of stock options and restricted stock awards. The use of equity awards encourages management to create stockholder value over the long term because the full benefit of the compensation package cannot be realized unless an appreciation in price of the Common Stock occurs over time. In addition, equity awards are an effective tool for management retention because vesting occurs over a number of years.

For 2009, the Compensation Committee determined that 70% of the value of the long-term incentive award should be granted in the form of shares of restricted stock and 30% should be granted as stock options. The long-term incentive equity mix is weighted more heavily toward restricted stock because we believe that restricted stock provides a stronger incentive to create and preserve long-term stockholder value. Furthermore, restricted stock is the most prevalent form of long-term incentive compensation among the Comparable Companies. Equity grants for the Named Executive Officers, other than the Chief Executive Officer, are made on the date that the Compensation Committee meets to review annual performance and determine the long-term incentive awards. For the Chief Executive Officer, equity grants are made on the date that the non-management members of the Board meet to review and approve the recommendations of the Compensation Committee, which typically has been the same date on which equity grants for the other Named Executive Officers are made. In general, shares of restricted stock and stock options granted to executives vest in three equal annual installments, beginning on the date of grant, and stock options are subject to a ten-year term. The stock option exercise price is the closing price of our Common Stock on the date of grant.

Benefits and Perquisites

The Named Executive Officers generally participate in the same benefit programs as our other employees, including:

•	health, dental and vision insurance (of which we pay 100% of the premium);

•	short-term disability, long-term disability and life insurance coverage (at no cost to the employee);

•	paid time off and paid holidays;

•	payment of health club/gym membership fees (up to $80 per month); and

•	a tax-qualified 401(k) plan (to which we contribute 3% of the employee’s base salary, up to the federal limit).

These benefits are designed to be competitive with overall market practices. In addition, we may provide certain perquisites and other personal benefits to better enable us to attract and retain superior employees for key positions. For 2009, the only perquisites and benefits that were not otherwise available to all employees consisted of supplemental disability insurance coverage for Ms. Cafaro. The Compensation Committee periodically reviews the level of perquisites and other personal benefits provided to each Named Executive Officer and has determined that they are in line with current market practice.

Compensation of Our Named Executive Officers for 2009 and 2008 Performance

In order to provide stockholders with a more complete picture of our Named Executive Officers’ compensation, we are providing additional compensation information not required by the SEC. The table below shows each Named Executive Officer’s total compensation for services performed in 2009 and 2008. In contrast to the Summary Compensation Table, which discloses the grant date fair value of equity awards made in the year shown, this table discloses the grant date fair value of equity awards made in January of the subsequent year with respect to each Named Executive Officer’s performance for the year shown (e.g., equity awards granted in 2010 for 2009 performance).

				Long-Term
				Incentive Award
	Performance		Annual Cash	Restricted Stock		Stock Options		Total
Name	Year	Salary	Incentive Award	# of Shares	Value (1)(2)	# of Shares	Value (1)(3)	Compensation (4)
Debra A. Cafaro	2009	$652,000	$2,013,865	87,572	$3,902,220	171,350	$1,672,380	$8,240,465
	2008	630,000	1,513,260	85,733	2,482,830	173,301	1,064,070	5,690,160

Richard A. Schweinhart	2009	375,000	693,656	14,727	656,250	28,816	281,250	2,006,156
	2008	362,250	583,223	19,701	570,544	39,823	244,519	1,760,536

Raymond J. Lewis	2009	407,000	854,700	25,055	1,116,452	49,024	478,479	2,856,631
	2008	380,000	656,260	25,810	747,460	52,172	320,340	2,104,060

T. Richard Riney	2009	348,000	682,080	15,580	694,260	30,485	297,540	2,021,880
	2008	336,000	540,960	18,273	529,200	36,938	226,800	1,632,960

(1)	Amounts shown represent the full grant date fair value, calculated pursuant to FASB guidance relating to fair value provisions for share-based payments. The aggregate value of the long-term incentive awards granted to each Named Executive Officer for 2009 and 2008 performance was as follows:

	2009	2008

Ms. Cafaro	$5,574,600	$3,546,900
Mr. Schweinhart	937,500	815,063
Mr. Lewis	1,594,931	1,067,800
Mr. Riney	991,800	756,000

Per the 2009 and 2008 compensation plans established by the Compensation Committee and, in the case of Ms. Cafaro, approved by the non-management members of the Board, 70% of the value of the long-term incentive awards was paid in restricted stock and 30% of the long-term incentive awards was paid in stock options. The shares of restricted stock and stock options vest in three equal annual installments beginning on the date of grant.

(2)	The closing prices of our Common Stock on the dates of grant (January 20, 2010 for 2009 performance and January 21, 2009 for 2008 performance) were $44.56 and $28.96, respectively.

(3)	Stock options granted for 2009 performance were valued at $9.76 per option, with an exercise price of $44.56, and stock options granted for 2008 performance were valued at $6.14 per option, with an exercise price of $28.96.

(4)	Total compensation excludes amounts shown in the “All Other Compensation” column of the 2009 Summary Compensation Table.

Severance Benefits

Each of our Named Executive Officers is entitled to receive severance benefits upon certain qualifying terminations of employment (subject to any required delayed payment pursuant to Section 409A of the Code), based either on the provisions of the executive’s employment agreement and/or a change of control severance agreement. These severance arrangements are intended to retain executives and generally to provide replacement income if their employment is terminated involuntarily other than for cause and, in the case of severance benefits payable in connection with a change of control, to provide for continuity of management during such process. Under these agreements, which have been in existence for several years and were not modified in 2009, we have also elected to provide certain tax gross-up payments to the Named Executive Officers with respect to payments made in connection with a change of control. The Compensation Committee considers the potential severance payments, including the gross-ups, to be necessary to attract and retain top executives. However, as noted under “Potential Payments Upon Termination or Change of Control” in this Proxy Statement, no tax gross-up payments would become due to the Named Executive Officers under the scenarios and assumptions presented therein.

Tax Considerations

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to each of our Named Executive Officers other than the Chief Financial Officer, unless the compensation is performance-based compensation and meets certain requirements, as described in Section 162(m) and the related regulations. We have intended that certain compensation paid to the Named Executive Officers qualify for deductibility under Section 162(m), including certain compensation related to options granted pursuant to our long-term incentive plan. The Compensation Committee believes, however, that it is important to preserve flexibility and maximize the effectiveness of our executive compensation programs in a manner designed to recruit, retain and reward high-performing executives or promote varying corporate goals. Accordingly, the Compensation Committee may approve compensation that exceeds the $1 million limit and does not meet the requirements of Section 162(m), but that is deemed to be in our best interests and the best interests of our stockholders.

Minimum Share Ownership Guidelines for Senior Executive Officers

Our minimum share ownership guidelines for our senior executive officers require each of those officers to maintain a minimum equity investment in our company based upon a multiple (five times, in the case of the Chief Executive Officer, and three times, in the case of all other executive officers) of his or her then-current base salary. Each senior executive officer’s compliance with the guidelines is reviewed on July 1 of each year and the results are provided to and reviewed by the non-management members of the Board. The guidelines require that senior executive officers achieve the minimum equity investment within five years from the date he or she first becomes subject to the guidelines. Until the minimum equity investment is met, such officer must retain at least 60% of the Common Stock granted to the officer and/or purchased by the officer through the exercise of stock options. All of our senior executive officers are currently in compliance with the minimum stock ownership guidelines.

Adjustment or Recovery of Awards

Under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance with any financial reporting requirement as a result of misconduct, our Chief Executive Officer and Chief Financial Officer must reimburse us for (i) any bonus or other incentive-based or equity-based compensation received during the twelve months following the public issuance of the non-complying document and (ii) any profits realized from the sale of our securities during those twelve months.

Amendments to Employment and Change of Control Severance Agreements

On March 19, 2007, we amended the terms of our employment agreements with Messrs. Schweinhart, Lewis and Riney and Mr. Riney’s change-in-control severance agreement to limit the amount of severance payable to each executive upon termination of his employment by us other than for Cause or by him for Good Reason (as those terms are defined in the applicable agreement) to a maximum of $3 million (as adjusted annually to reflect increases in the Consumer Price Index (“CPI”)), as well as to address compliance with the deferred compensation requirements of Section 409A of the Code. Messrs. Schweinhart, Lewis and Riney agreed to these amendments at the request of the Compensation Committee, which determined that such limits were appropriate in light of the current market and governance environment for executive compensation. In exchange, the amendments clarified that, upon any such termination, each executive would be entitled to receive a lump sum payment equal to the amount of awards previously granted to him under our deferred cash incentive program but not yet paid. As of December 31, 2009, all amounts granted under the deferred cash incentive program had been paid and the program was no longer in effect. All other terms of the agreements, including the vesting of equity awards, remained unchanged. The material provisions of the employment agreements and Mr. Riney’s change-in-control severance agreement, in each case as amended, are summarized under “Employment and Change in Control Severance Agreements with Named Executive Officers” below.

In December 2008, we amended the terms of our employment agreements with Ms. Cafaro and Messrs. Schweinhart, Lewis and Riney and Mr. Riney’s change-in-control severance agreement to further address compliance with the deferred compensation requirements of Section 409A of the Code. All other terms of the agreements remained unchanged.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Jay M. Gellert, Chair
James D. Shelton
Thomas C. Theobald

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2009, Messrs. Crocker, Gellert, Shelton and Theobald served on the Compensation Committee. No member of the Compensation Committee is, or has been, an employee of Ventas or its subsidiaries or is an employee of any entity for which any of our executive officers serves on the board of directors.

Executive Compensation and Other Information

2009 Summary Compensation Table

The following table sets forth the compensation awarded or paid to, or earned by, each of the Named Executive Officers during 2007, 2008 and 2009 (for more information regarding the annual cash and long-term incentive awards granted to the Named Executive Officers for 2009 performance, see “Compensation Discussion and Analysis” above):

							Change in
							Pension
							Value and
							Non-
						Non-Equity	Qualified
				Stock	Option	Incentive Plan	Deferred	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	Earnings ($)	($)(5)	($)
Debra A. Cafaro	2009	$652,000	$—	$2,482,830	$1,064,070	$2,013,865	—	$38,660	$6,251,425
Chairman of the Board, Chief	2008	630,000	—	3,780,000	1,620,000	1,513,260	—	37,750	7,581,010
Executive Officer and	2007	600,000	2,100,000	888,000	444,000	—	—	37,857	4,069,857
President

Richard A. Schweinhart	2009	375,000	—	570,540	244,519	693,656	—	10,524	1,894,239
Executive Vice President and	2008	362,250	—	724,500	310,500	583,223	—	9,953	1,990,426
Chief Financial Officer	2007	345,000	—	1,325,500	162,750	724,500	—	9,759	2,567,509

Raymond J. Lewis	2009	407,000	—	747,460	320,340	854,700	—	8,627	2,338,127
Executive Vice President and	2008	380,000	—	724,500	310,500	656,260	—	8,724	2,079,984
Chief Investment Officer	2007	345,000	—	2,315,000	157,500	724,500	—	8,574	3,550,574

T. Richard Riney	2009	348,000	—	529,200	226,800	682,080	—	9,262	1,795,342
Executive Vice President,	2008	336,000	—	537,600	230,400	540,960	—	9,253	1,654,213
Chief Administrative Officer,	2007	320,000	—	1,283,500	141,750	672,000	—	9,087	2,426,337
General Counsel and Corporate Secretary

(1)	The amount shown in this column represents Ms. Cafaro’s predetermined annual cash incentive bonus for 2007. Awards earned by the Named Executive Officers pursuant to the annual cash incentive plan for performance in fiscal 2009, 2008 and 2007 (other than Ms. Cafaro) are included in the column entitled “Non-Equity Incentive Plan Compensation.” See footnote (4).

(2)	The amounts shown in this column reflect the full grant date fair value of the restricted stock granted to the Named Executive Officers in fiscal 2009, 2008 and 2007, calculated pursuant to FASB guidance relating to fair value provisions for share-based payments. See Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating grant date fair value. For further information on these awards, see the 2009 Grants of Plan-Based Awards Table and 2009 Outstanding Equity Awards at Fiscal Year-End Table included in this Proxy Statement.

(3)	The amounts shown in this column reflect the full grant date fair value of the options granted to the Named Executive Officers in fiscal 2009, 2008 and 2007, calculated pursuant to FASB guidance regarding fair value provisions for share-based payments. See Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating grant date fair value. For further information on these awards, see the 2009 Grants of Plan-Based Awards Table and 2009 Outstanding Equity Awards at Fiscal Year-End Table included in this Proxy Statement.

(4)	The amounts shown in this column reflect awards earned by the Named Executive Officers pursuant to the annual cash incentive plan for performance in fiscal 2009, 2008 and 2007. Ms. Cafaro’s annual cash incentive award for 2007 was predetermined in connection with the negotiation of her amended and restated employment agreement and is included in the column entitled “Bonus.”

(5)	The amounts shown in this column include: supplemental disability insurance premiums for Ms. Cafaro (in the amount of $25,519 for 2009); group term life insurance premiums paid on behalf of the Named Executive Officers; reimbursement for the payment of taxes relating to such group term life insurance; and our contributions to the Named Executive Officers’ 401(k) plan accounts.

2009 Grants of Plan-Based Awards Table

The following table provides additional information relating to grants of plan-based awards made to the Named Executive Officers during 2009:

									All
									Other	All Other
									Stock	Option	Exercise	Grant Date
									Awards:	Awards:	or Base	Fair Value
									Number of	Number of	Price of	of Stock
			Estimated Possible Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Option	and
			Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying	Awards	Option
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	($/Sh)	Awards
Name	Date		($)	($)	($)	($)	($)	($)	(#)(1)	(#)(2)	(3)	($)(4)

Debra A. Cafaro	—	(5)	$652,000	$1,141,000	$2,282,000	$—	$—	$—	—	—	$—	$—
	—	(6)	—	—	—	652,000	2,934,000	5,868,000	—	—	—	—
	1/21/2009	(7)	—	—	—	—	—	—	85,733	—	—	2,482,830
	1/21/2009	(7)	—	—	—	—	—	—	—	173,301	28.96	1,064,070

Richard A. Schweinhart	—	(5)	262,500	525,000	787,500	—	—	—	—	—	—	—
	—	(6)	—	—	—	375,000	750,000	1,125,000	—	—	—	—
	1/21/2009	(7)	—	—	—	—	—	—	19,701	—	—	570,544
	1/21/2009	(7)	—	—	—	—	—	—	—	39,823	28.96	244,519

Raymond J. Lewis	—	(5)	305,250	610,500	915,750	—	—	—	—	—	—	—
	—	(6)	—	—	—	559,625	1,119,250	1,678,875	—	—	—	—
	1/21/2009	(7)	—	—	—	—	—	—	25,810	—	—	747,460
	1/21/2009	(7)	—	—	—	—	—	—	—	52,172	28.96	320,340

T. Richard Riney	—	(5)	243,600	487,200	730,800	—	—	—	—	—	—	—
	—	(6)	—	—	—	348,000	696,000	1,044,000	—	—	—	—
	1/21/2009	(7)	—	—	—	—	—	—	18,273	—	—	529,200
	1/21/2009	(7)	—	—	—	—	—	—	—	36,938	28.96	226,800

(1)	The amounts shown reflect shares of restricted stock granted to the Named Executive Officers. These shares vest in three equal annual installments beginning on the date of grant.

(2)	The options vest in three equal annual installments beginning on the date of grant.

(3)	The option price equals the closing price of our Common Stock on the date of grant.

(4)	The amounts shown reflect the full grant date fair value of the awards calculated pursuant to FASB guidance regarding fair value provisions for share-based payments. See Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating grant date fair value.

(5)	The amounts shown represent the threshold, target and maximum earnings opportunities of each of the Named Executive Officers under our annual cash incentive plan for performance in fiscal 2009. Award levels were approved by the Compensation Committee and by the non-management members of the Board, in the case of the Chief Executive Officer, in January 2009 and are based on the achievement of specified corporate and individual performance goals as discussed in the Compensation Discussion and Analysis. Actual awards earned by the Named Executive Officers pursuant to the annual cash incentive plan for performance in fiscal 2009 were granted between the target and maximum levels in January 2010 and paid during the first quarter of 2010. These amounts are shown in the “Non-Equity Incentive Plan Compensation” column of the 2009 Summary Compensation Table.

(6)	The amounts shown represent the threshold, target and maximum earnings opportunities of each of the Named Executive Officers under our long-term incentive plan for performance in fiscal 2009. Award levels were approved by the Compensation Committee and by the non-management members of the Board, in the case of the Chief Executive Officer, in January 2009 and are based on a number of criteria, including the achievement of specified corporate and individual performance goals as discussed in the Compensation Discussion and Analysis. Actual equity awards earned by the Named Executive Officers pursuant to the long-term incentive plan for performance in fiscal 2009 were granted between the target and maximum levels in January 2010 in the form of restricted stock (70%) and options (30%). These awards will be reported as restricted stock and stock option grants made during 2010 and are not included in the 2009 Grants of Plan-Based Awards Table above; however, these awards are shown in the table under “Compensation Discussion and Analysis—Compensation of Our Named Executive Officers for 2009 and 2008 Performance” in this Proxy Statement.

(7)	The amounts shown reflect restricted stock and stock option awards (rounded down to the nearest whole share) granted to the Named Executive Officers in January 2009 pursuant to the long-term incentive plan for performance in fiscal 2008.

2009 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding equity-based awards granted to the Named Executive Officers that were outstanding at December 31, 2009:

			Option Awards							Stock Awards
											Equity		Equity
			Equity								Incentive		Incentive
			Incentive								Plan		Plan Awards:
			Plan								Awards:		Market or
			Awards:								Number of		Payout Value
		Number of	Number of							Market	Unearned		of Unearned
	Number of	Securities	Securities						Number of	Value of	Shares, Units		Shares, Units
	Securities	Underlying	Underlying						Shares or	Shares or	or Other		or Other
	Underlying	Unexercised	Unexercised		Option				Units That	Units That	Rights That		Rights That
	Unexercised	Options (#)	Unearned		Exercise		Option		Have Not	Have Not	Have Not		Have Not
	Options (#)	Unexercisable	Options		Price		Expiration		Vested	Vested	Vested		Vested
Name	Exercisable	(1)	(#)		($)		Date		(#)(2)	($)(3)	(#)		($)
Debra A. Cafaro	89,246	—	—		$43.26		1/17/2017		—	$—	—		$—
	285,707	142,853	—		41.54		1/22/2018		—	—	—		—
	57,767	115,534	—		28.96		1/21/2019		—	—	—		—
	—	—	—		—		—		159,411	6,972,637	—		—
	—	—	—		—		—		—	—	87,572	(4)	3,902,220	(4)
	—	—	171,350	(4)	44.56	(4)	1/20/2020	(4)	—	—	—		1,672,380	(4)

Richard A. Schweinhart	41,408	—	—		23.00		1/13/2014		—	—	—		—
	41,604	—	—		25.19		1/18/2015		—	—	—		—
	50,276	—	—		30.83		1/27/2016		—	—	—		—
	32,713	—	—		43.26		1/17/2017		—	—	—		—
	54,760	27,380	—		41.54		1/22/2018		—	—	—		—
	13,275	26,548	—		28.96		1/21/2019		—	—	—		—
	—	—	—		—		—		41,882	1,831,919	—		—
	—	—	—		—		—		—	—	14,727	(4)	656,250	(4)
	—	—	28,816	(4)	44.56	(4)	1/20/2020	(4)	—	—	—		281,250	(4)

Raymond J. Lewis	48,654	—	—		30.83		1/27/2016		—	—	—		—
	31,658	—	—		43.26		1/17/2017		—	—	—		—
	54,760	27,380	—		41.54		1/22/2018		—	—	—		—
	—	34,781	—		28.96		1/21/2019		—	—	—		—
	—	—	—		—		—		68,890	3,013,249	—		—
	—	—	—		—		—		—	—	25,055	(4)	1,116,452	(4)
	—	—	49,024	(4)	44.56	(4)	1/20/2020	(4)	—	—	—		478,479	(4)

T. Richard Riney	38,924	—	—		30.83		1/27/2016		—	—	—		—
	28,492	—	—		43.26		1/17/2017		—	—	—		—
	40,634	20,316	—		41.54		1/22/2018		—	—	—		—
	12,313	24,625	—		28.96		1/21/2019		—	—	—		—
	—	—	—		—		—		39,430	1,724,668	—		—
	—	—	—		—		—		—	—	15,580	(4)	694,260	(4)
	—	—	30,485	(4)	44.56	(4)	1/20/2020	(4)	—	—	—		297,540	(4)

(1)	Option awards granted to each of the Named Executive Officers vest in three equal annual installments beginning on the date of grant and expire on the tenth anniversary of the date of grant.

(2)	Restricted stock awards granted to each of the Named Executive Officers vest in three equal annual installments beginning on the date of grant, except for 179,813 shares of restricted stock granted to Ms. Cafaro on December 28, 2006, which vest in five equal annual installments beginning on the first anniversary of the date of grant, and the shares of restricted stock granted to Messrs. Schweinhart, Lewis and Riney on November 30, 2007, which vest in three equal annual installments on the third, fourth and fifth anniversaries of the date of grant. Accordingly, the shares of restricted stock shown for each of the Named Executive Officers vest (or have vested) as follows:

Ms. Cafaro	28,578 shares on 1/21/2010; 30,332 shares on 1/22/2010; 35,962 shares on 12/28/2010; 28,577 shares on 1/21/2011; and 35,962 shares on 12/28/2011.
Mr. Schweinhart	6,567 shares on 1/21/2010; 5,813 shares on 1/22/2010; 7,645 shares on 11/30/2010; 6,567 shares on 1/21/2011; 7,645 shares on 11/30/2011; and 7,645 shares on 11/30/2012.
Mr. Lewis	8,603 shares on 1/21/2010; 5,813 shares on 1/22/2010; 15,291 shares on 11/30/2010; 8,603 shares on 1/21/2011; 15,290 shares on 11/30/2011; and 15,290 shares on 11/30/2012.
Mr. Riney	6,091 shares on 1/21/2010; 4,313 shares on 1/22/2010; 7,645 shares on 11/30/2010; 6,091 shares on 1/21/2011; 7,645 shares on 11/30/2011; and 7,645 shares on 11/30/2012.

The Named Executive Officers are generally entitled to dividends paid on shares of restricted stock.

(3)	For purposes of the table, the market value of restricted stock is determined by multiplying the number of shares by $43.74, the closing price of our Common Stock on December 31, 2009, the last trading day of the fiscal year.

(4)	The amounts shown represent the long-term incentive award for each of the Named Executive Officers for performance in fiscal 2009 that had not yet been earned as of December 31, 2009. These awards consist of restricted stock (70%) and options (30%).

2009 Options Exercised and Stock Vested Table

The following table sets forth information regarding the value realized by the Named Executive Officers pursuant to the vesting or exercise of equity-based awards during 2009:

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares Acquired	Realized	Shares Acquired	Realized
	Upon Exercise	Upon Exercise	Upon Vesting	Upon Vesting
Name	(#)	($)	(#)	($)(1)
Debra A. Cafaro	—	$—	101,715	$3,471,313

Richard A. Schweinhart	—	—	14,889	427,472

Raymond J. Lewis	53,596	762,889	16,845	484,079

T. Richard Riney	—	—	12,589	361,981

(1)	The amounts shown in this column reflect the value of the shares based on the closing price of our Common Stock on the vesting date.

To the extent that a Named Executive Officer used stock to pay the exercise price of options or to satisfy the tax obligations with respect to restricted stock, the number of shares acquired would be less than the amount shown. The value realized has not been reduced to reflect the payment of any tax obligations.

2009 Nonqualified Deferred Compensation Table

The following table provides additional information regarding the amounts paid to the Named Executive Officers in 2009 pursuant to the previous deferred cash incentive program under our long-term incentive compensation plan:

	Executive	Registrant		Aggregate	Aggregate Balance
	Contributions in	Contributions	Aggregate Earnings	Withdrawals/	at Last Fiscal
	Last Fiscal Year	in Last Fiscal Year	in Last Fiscal Year	Distributions	Year End
Name	($)	($)	($)	($)(1)	($)
Debra A. Cafaro	—	—	—	$888,000	—

Richard A. Schweinhart	—	—	—	325,500	—

Raymond J. Lewis	—	—	—	315,000	—

T. Richard Riney	—	—	—	283,500	—

(1)	The amounts shown in this column reflect final amounts vested and paid in January 2009 in respect of awards previously earned and granted to the Named Executive Officers pursuant to the deferred cash incentive program for performance in fiscal 2006. Under the deferred cash incentive program, 40% of the value of the long-term incentive award was deferred for three years from the beginning of the fiscal year to which the award related and was paid in cash, if at all, at the end of such three-year period. The Compensation Committee elected to discontinue the deferred cash incentive program in favor of all equity awards under the long-term incentive program for periods beginning on or after January 1, 2007. No further amounts are payable under the previous deferred cash incentive program.

Employment and Change of Control Severance Agreements with Named Executive Officers

Each of our Named Executive Officers is entitled to receive severance benefits upon certain qualifying terminations of employment, based either on the provisions of his or her employment agreement and/or change-in-control severance agreement. The Compensation Committee considers the potential severance payments, including certain excise tax gross-ups, to be necessary to attract and retain top executives. It also considers these payments to be consistent with market practices based on PM&P’s compensation study at the time the agreements were amended.

Employment Agreement: Cafaro

We and Ms. Cafaro are parties to an amended and restated employment agreement dated December 28, 2006, as amended (the “Cafaro Employment Agreement”), pursuant to which Ms. Cafaro continues to serve as our Chairman, President and Chief Executive Officer. In consultation with PM&P, the non-management members of the Board determined that changes to Ms. Cafaro’s previous employment agreement were necessary to better reflect our vastly improved business prospects from the date on which Ms. Cafaro joined us in 1999, as well as the current market and governance environment for executive compensation. In exchange for the valuable concessions Ms. Cafaro made in the Cafaro Employment Agreement, the non-management members of the Board made a special grant to her on December 28, 2006 of 179,813 shares of restricted stock, vesting ratably over a five-year period, and also provided that, with respect to her services rendered during 2007, Ms. Cafaro would be entitled to an annual bonus in cash of $2.1 million and a package of long-term incentives having a total value at grant of $5.4 million that vest or are payable over time.

The term of Ms. Cafaro’s employment under the Cafaro Employment Agreement began on December 28, 2006 and will continue until Ms. Cafaro’s employment is terminated or the Cafaro Employment Agreement is amended. The Cafaro Employment Agreement provides Ms. Cafaro with an annual base salary of not less than $600,000, subject to increases, if any, as determined by the Compensation Committee, and eligibility to participate in our incentive and other employee benefit plans. In addition, as previously discussed, the Cafaro Employment Agreement provided Ms. Cafaro with an annual bonus in cash of $2.1 million and a package of long-term incentives having a total value at grant of $5.4 million for her services rendered during 2007.

The Cafaro Employment Agreement further specifies that we are obligated to provide Ms. Cafaro with $2 million of life insurance coverage and executive disability coverage that would provide annual benefits of at least 100% of her base salary, to reimburse her for reasonable travel expenses incurred by her to travel to and from the Chicago area once each week and to gross up Ms. Cafaro with respect to any taxes imposed upon her by Section 4999 of the Code, or any similar state or local tax as a result of payments made under the Cafaro Employment Agreement or other plans, arrangements, agreements, policies or programs maintained by us.

If Ms. Cafaro’s employment is terminated by reason of death or disability, she is entitled to receive a prorated portion of her Target Bonus (as defined below) for the year of termination and, in the case of disability, continuation of medical and dental insurance benefits for two years. If Ms. Cafaro’s employment is terminated by us other than for Cause or by her for Good Reason, she will be entitled to receive a lump sum payment equal to (i) the prorated portion of her Target Bonus for the year of termination plus (ii) three times the sum of (A) her base salary as then in effect and (B) her Target Bonus for the year of termination. In addition, Ms. Cafaro would become fully vested in all restricted stock awards, stock options and other performance-related compensation, including performance cash plan awards (assuming maximum individual and company performance), her interests under any retirement, savings, deferred compensation, profit sharing or similar arrangement would be automatically fully vested and she would be entitled to continuation of medical, dental, life and disability insurance benefits for two years. We would also be obligated to provide Ms. Cafaro with outplacement in the form of executive office space and services for one year following termination, with an aggregate cost not to exceed $50,000. If we terminate Ms. Cafaro’s employment for Cause, no additional payments are made under the Cafaro Employment Agreement.

No separate payments will be due to Ms. Cafaro upon the occurrence of a Change of Control (as defined below) without a termination of her employment.

Upon termination of the Cafaro Employment Agreement for any reason, Ms. Cafaro will be subject to noncompetition and nonsolicitation restrictions for a period of one year following such termination. Ms. Cafaro will also be subject to certain confidentiality and nondisparagement restrictions.

For purposes of the Cafaro Employment Agreement:

•	“Target Bonus” means the greater of (i) the highest actual bonus paid to Ms. Cafaro pursuant to our annual incentive plan with respect to any of the three preceding calendar years and (ii) the full amount of Ms. Cafaro’s annual bonus (assuming maximum individual and company performance) in respect of services for the year of termination.

•	“Cause” means Ms. Cafaro’s (i) conviction of or plea of nolo contendere to a crime involving moral turpitude or (ii) willful and material breach of her duties and responsibilities which is directly and materially harmful to our business and reputation and which is committed in bad faith or without reasonable belief that such conduct is in our best interests, but with respect to (ii) only if the Board adopts a resolution by a vote of at least 75% of its members so finding after giving Ms. Cafaro and her attorney an opportunity to be heard.

•	“Good Reason” means the occurrence of any of the following events: (i) a diminution in Ms. Cafaro’s position, authority, duties or responsibilities as President and Chief Executive Officer (it being understood that it shall constitute a diminution under this clause (i) if Ms. Cafaro ceases to be the chief executive officer of a publicly traded company following a transaction in which we are a participant); (ii) a reduction in Ms. Cafaro’s base salary, annual maximum bonus opportunity or, except as uniformly applicable to all of our similarly situated executives, benefits and perquisites; (iii) our requiring Ms. Cafaro to relocate her principal business office to a location more than 30 miles from her existing office (except for a relocation to Chicago, Illinois); (iv) our failure or refusal to comply with any provision of the Cafaro Employment Agreement; (v) certain events of bankruptcy involving our company; and (vi) our failure to obtain the assumption of the Cafaro Employment Agreement by any successor to all or substantially all of our business and/or assets. In addition, a termination by Ms. Cafaro for any reason at any time during the 30-day period immediately following the one-year anniversary of a Change of Control is deemed to be a termination with Good Reason for all purposes of the Cafaro Employment Agreement.

•	“Change of Control” means the occurrence of any of the following events: (i) beneficial ownership by any “person” or “group” (as those terms are defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than us, our subsidiaries or any employee benefit plan maintained by us, of 20% or more of any class of our outstanding equity securities or the combined voting power of our outstanding voting securities entitled to vote generally in the election of directors; (ii) persons who constituted our Board as of the effective date of the Cafaro Employment Agreement, together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (iii) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (iv) approval by our stockholders of a complete liquidation or dissolution of our company; (v) approval by our stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person, other than our subsidiaries; (vi) any transaction reasonably likely to result in our failure to continue to qualify as a REIT; and (vii) any other event that the Board determines constitutes an effective Change of Control.

Employment Agreements: Schweinhart and Lewis

We and Mr. Schweinhart are parties to an amended and restated employment agreement dated as of December 31, 2004, as amended (the “Schweinhart Employment Agreement”), pursuant to which

Mr. Schweinhart continues to serve as our Senior Vice President and Chief Financial Officer. Mr. Schweinhart was promoted to Executive Vice President in January 2006. The initial term of the Schweinhart Employment Agreement expired on December 31, 2005; however, the term of the Schweinhart Employment Agreement is automatically extended by one additional day for each day following the effective date of the Schweinhart Employment Agreement that Mr. Schweinhart remains employed by us until we elect to cease such automatic extension by giving notice to Mr. Schweinhart. Upon such notice, the Schweinhart Employment Agreement will terminate no sooner than twelve months after the giving of such notice. The Schweinhart Employment Agreement provides Mr. Schweinhart with an annual base salary of not less than $262,000.

We and Mr. Lewis are parties to an employment agreement dated as of September 18, 2002, as amended (the “Lewis Employment Agreement”), pursuant to which Mr. Lewis became our Senior Vice President and Chief Investment Officer. Mr. Lewis was promoted to Executive Vice President in January 2006. The initial term of the Lewis Employment Agreement expired on September 30, 2003; however, the term of the Lewis Employment Agreement is automatically extended by one additional day for each day following the effective date of the Lewis Employment Agreement that Mr. Lewis remains employed by us until we elect to cease such automatic extension by giving notice to Mr. Lewis. Upon such notice, the Lewis Employment Agreement will terminate no sooner than twelve months after the giving of such notice. The Lewis Employment Agreement provides Mr. Lewis with an annual base salary of not less than $210,000.

The Schweinhart Employment Agreement and the Lewis Employment Agreement (collectively, the “Executive Employment Agreements”) contain similar terms. The Executive Employment Agreements provide that Mr. Schweinhart and Mr. Lewis (each, an “Executive”) are eligible for bonuses and to participate in our incentive and other employee benefit plans and may receive increases in their base salaries from time to time with the approval of the Chief Executive Officer and the Compensation Committee. The Executive Employment Agreements further provide for the gross up of any payments or benefits to which the Executives may be entitled thereunder for any taxes imposed upon them by Section 4999 of the Code or any similar state or local tax. Under certain circumstances, however, such payments or benefits may be subject to reduction such that there would not be any taxes imposed upon the Executives under Section 4999 of the Code or any similar state or local tax.

If an Executive’s employment is terminated by reason of death or disability, he is entitled to receive a prorated portion of his annual bonus, assuming maximum individual and company performance (the “Maximum Annual Bonus”), for the year of termination. If we terminate an Executive’s employment other than for Cause (as defined below) or if an Executive terminates his employment for Good Reason (as defined below) other than in connection with a Change of Control (as defined below), he will be entitled to receive a lump sum payment (not to exceed $3 million, as adjusted annually to reflect increases in CPI) equal to one year’s base salary as then in effect plus his Maximum Annual Bonus for the year of termination. In addition, the Executive would be treated as having one additional year of service for purposes of vesting of restricted stock and one additional year in which to exercise options and would be entitled to the continuation of medical, dental, life and long-term disability insurance benefits for up to one year following termination. If we terminate an Executive’s employment for Cause, no additional payments are made under his Executive Employment Agreement.

If, within one year following a Change of Control, we terminate an Executive’s employment other than for Cause, or if an Executive terminates his employment for Good Reason, he would receive: (i) a lump sum payment (not to exceed $3 million, as adjusted annually to reflect increases in CPI) equal to two times (x) the sum of his base salary and Maximum Annual Bonus for the year of termination, plus (y) the fair market value of the maximum number of shares of restricted stock authorized to be issued to him in the year of termination; (ii) the full vesting of all options and restricted stock held by him; and (iii) continuation of medical, dental, life and long-term disability insurance benefits for two years.

Upon termination of an Executive Employment Agreement for any reason, the Executive will be subject to noncompetition, nonsolicitation and noninterference restrictions for a period of one year following such termination. The Executive will also be subject to certain confidentiality and nondisparagement restrictions.

For purposes of the Executive Employment Agreements:

•	“Cause” means the Executive’s: (i) indictment for, conviction of or plea of nolo contendere to any felony or misdemeanor involving fraud, dishonesty or moral turpitude; (ii) willful or intentional material breach of his duties and responsibilities; (iii) willful or intentional material misconduct in the performance of his duties under the Executive Employment Agreement; (iv) willful or intentional failure to comply with any lawful instruction or directive of the Chief Executive Officer; or (v) in the case of Mr. Schweinhart, the prohibition of Executive’s serving as our officer or Chief Financial Officer by order of any federal or state agency or court.

•	“Good Reason” means any of the following: (i) the assignment to the Executive of any duties materially and adversely inconsistent with his position, authority or duties as prescribed by the Executive Employment Agreement or our requiring him to be based at any office or location other than that described in the Executive Employment Agreement or any other action by us that results in a diminution or other material adverse change in such position, authority or duties; (ii) our failure to pay the Executive’s minimum specified base salary; (iii) our failure to provide the annual bonus opportunity prescribed by the Executive Employment Agreement; (iv) our failure to provide any equity award, plan or benefits or perquisites prescribed by the Executive Employment Agreement; (v) any other material adverse change to the terms and conditions of the Executive’s employment; and (vi) our failure to cause the assumption of the Executive Employment Agreement by any successor to all or substantially all of our business and/or assets, in each case which is not cured within 30 days after written notice from the Executive.

•	“Change of Control” means the occurrence of any of the following events: (i) beneficial ownership by any “person” or “group” (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of 35% or more of any class of our outstanding equity securities or the combined voting power of our outstanding voting securities entitled to vote generally in the election of directors; (ii) persons who constituted our Board as of December 31, 2004 (in the case of Mr. Schweinhart) or as of August 2, 2002 (in the case of Mr. Lewis), together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (iii) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (iv) approval by our stockholders of a complete liquidation or dissolution of our company; (v) approval by our stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person, other than our subsidiaries; and (vi) any other event that the Board determines constitutes an effective Change of Control.

Employment Agreement and Change of Control Severance Agreement: Riney

We and Mr. Riney are parties to an amended and restated employment agreement dated as of July 31, 1998, as amended (the “Riney Employment Agreement”), pursuant to which Mr. Riney became our Executive Vice President, General Counsel and Corporate Secretary. Mr. Riney was designated our Chief Administrative Officer in February 2007. The initial term of the Riney Employment Agreement expired on July 31, 1999; however, the term of the Riney Employment Agreement is automatically extended by one additional day for each day following the effective date of the agreement that Mr. Riney remains employed by us until we elect to cease such extension by giving notice to Mr. Riney. Upon such notification, the Riney Employment Agreement will terminate in one year. The Riney Employment Agreement provides Mr. Riney with an annual base salary of not less than $137,000, subject to increases, if any, as determined by the Compensation Committee, and eligibility to participate in our incentive and other employee benefit plans.

If Mr. Riney’s employment is terminated by reason of death or disability, Mr. Riney is entitled to a prorated portion of his Target Bonus (as defined below) for the year of termination. If we terminate Mr. Riney’s employment other than for Cause (as defined below) or if Mr. Riney terminates his employment for Good Reason (as defined below), he will be entitled to receive a lump sum payment (not to exceed

$3 million, as adjusted annually to reflect increases in CPI) equal to (i) the prorated portion of his Target Bonus for the year of termination plus (ii) one times the sum of his base salary as then in effect and his Target Bonus for the year of termination. In addition, Mr. Riney would be treated as having one additional year of service for purposes of vesting of restricted stock and one additional year in which to exercise options and would be entitled to the continuation of medical, dental, life and disability insurance benefits for one year. If we terminate Mr. Riney’s employment for Cause, no additional payments are made under the Riney Employment Agreement.

We and Mr. Riney are also parties to a change-in-control severance agreement dated as of May 1, 1998, as amended (the “Riney Severance Agreement”), which provides for severance benefits to become payable if, within two years following a Change of Control (as defined below), either (i) we terminate Mr. Riney without Cause or (ii) Mr. Riney terminates employment with us for Good Reason. The Riney Severance Agreement also provides that the severance benefits will become payable if Mr. Riney terminates employment with us within either of two 30-day periods commencing 30 days after the Change of Control and one year after the Change of Control. In the event of a termination covered by the Riney Severance Agreement, the benefits to be afforded to Mr. Riney include: (i) a lump sum payment (not to exceed $3 million, as adjusted annually to reflect increases in CPI) equal to two times the greater of (a) the sum of (x) his base salary and Target Bonus as of the date of termination, plus (y) the fair market value of the maximum number of restricted shares to be issued for the year of termination or (b) the sum of (x) his base salary and Target Bonus as of the date immediately prior to the effectiveness of the Change of Control (the “Change of Control Date”), plus (y) the fair market value of the maximum number of restricted shares to be issued for the year in which the Change of Control Date occurs; (ii) continuation of medical, dental, life and disability insurance benefits for two years; and (iii) an additional payment for any excise taxes he may incur as a result of the Change of Control.

Both the Riney Employment Agreement and the Riney Severance Agreement provide for the gross up of any payment or benefits to which he may be entitled thereunder or any other agreement for any taxes imposed upon him by Section 4999 of the Code or any similar state or local tax.

For purposes of the Riney Employment Agreement and the Riney Severance Agreement:

•	“Target Bonus” means the full amount of bonuses and/or performance compensation that would be payable to Mr. Riney, assuming satisfaction of all performance criteria on which such bonuses and/or performance compensation are based, in respect of services for the year of termination.

•	“Cause” means Mr. Riney’s (i) conviction of or plea of nolo contendere to a crime involving moral turpitude or (ii) willful and material breach of his duties and responsibilities which is committed in bad faith or without reasonable belief that such conduct is in our best interests, but with respect to (ii) only if the Board adopts a resolution by a vote of at least 75% of its members so finding after giving Mr. Riney and his attorney an opportunity to be heard.

•	“Good Reason” means the occurrence of any of the following events: (i) the assignment to Mr. Riney of duties of a substantially non-executive or non-managerial nature; (ii) an adverse change in Mr. Riney’s status or position as an executive officer, including as a result of a diminution in his duties and responsibilities (other than a change directly attributable to our ceasing to be a publicly owned company); (iii) a reduction in Mr. Riney’s base salary, bonus opportunity or, except as uniformly applicable to all of our similarly situated executives, benefits and perquisites (which reduction, for purposes of the Riney Employment Agreement, is material); (iv) our requiring Mr. Riney to relocate his principal business office to a location more than 30 miles from his existing office; and (v) our failure to obtain the assumption of the Riney Employment Agreement by any successor to all or substantially all of our business and/or assets, in each case, for purposes of the Riney Employment Agreement, which is not cured within 30 days after written notice from Mr. Riney.

•	“Change of Control” means the occurrence of any of the following events: (i) beneficial ownership by any “person” or “group” (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of 20% or more of the combined voting power of our outstanding voting securities; (ii) persons who constituted our Board as of May 1, 1998, together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (iii) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (iv) approval by our stockholders of a complete liquidation or dissolution of our company; (v) approval by our stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person, other than our subsidiaries; and (vi) any other event that the Board determines constitutes an effective Change of Control.

Potential Payments upon Termination or Change of Control

The table below reflects the amount of compensation and benefits payable to each Named Executive Officer in the event of (i) termination for Cause or without Good Reason, (ii) termination other than for Cause or with Good Reason (“involuntary termination”), (iii) a Change of Control (without any termination of employment), (iv) involuntary termination following a Change of Control, (v) death and (vi) disability. The amounts shown assume a termination date and/or Change of Control date of December 31, 2009 and, therefore, are estimates of the amounts that would be paid to the Named Executive Officers upon such events. The actual amounts can only be determined at the time of the Named Executive Officer’s termination of employment or the Change of Control. Receipt of benefits upon termination is subject to the execution of a general release of claims by the Named Executive Officer or his or her beneficiary.

				Involuntary
	Termination			Termination
	for Cause or		Change of	Following
	without Good	Involuntary	Control (w/o	Change of
Benefit	Reason	Termination	Termination)	Control	Death	Disability
Debra A. Cafaro
Prorated portion of Target Bonus for the year of termination (1)	$—	$2,282,000	$—	$2,282,000	$2,282,000	$2,282,000
Payment equal to multiple of base salary in effect at termination (2)	—	1,956,000	—	1,956,000	—	—
Payment equal to multiple of Target Bonus for the year of termination (1)(2)	—	6,846,000	—	6,846,000	—	—
Vesting of restricted stock and options (3)(4)	—	8,994,506	8,994,506	8,994,506	8,994,506	8,994,506
Continued insurance benefits	—	88,480	—	88,480	—	28,982
Office space and administrative services	—	50,000	—	50,000	—	—
Excise tax and gross up (4)(5)	—	—	—	—	—	—

Total for Debra A. Cafaro	$—	$20,216,986	$8,994,506	$20,216,986	$11,276,506	$11,305,488

Richard A. Schweinhart
Prorated portion of Maximum Annual Bonus for the year of termination (1)	$—	$—	$—	$—	$787,500	$787,500
Payment equal to multiple of base salary in effect at termination (2)(6)	—	375,000	—	750,000	—	—
Payment equal to multiple of Maximum Annual Bonus for the year of termination (1)(2)(6)	—	787,500	—	1,575,000	—	—
Payment equal to multiple of fair market value of maximum restricted stock grant under LTIP for the year of termination (2)(6)(7)	—	—	—	800,292	—	—
Vesting of restricted stock and options (3)(4)	—	875,894	2,284,534	2,284,534	2,284,534	2,284,534
Continued insurance benefits	—	10,967	—	21,935	—	—
Reduction (8)	—	—	—	—	—	—
Excise tax and gross up (4)(5)	—	—	—	—	—	—

Total for Richard A. Schweinhart	$—	$2,049,361	$2,284,534	$5,431,761	$3,072,034	$3,072,034

				Involuntary
	Termination			Termination
	for Cause or		Change of	Following
	without Good	Involuntary	Control (w/o	Change of
Benefit	Reason	Termination	Termination)	Control	Death	Disability
Raymond J. Lewis
Prorated portion of Maximum Annual Bonus for the year of termination (1)	$—	$—	$—	$—	$915,750	$915,750
Payment equal to multiple of base salary in effect at termination (2)(6)	—	407,000	—	814,000	—	—
Payment equal to multiple of Maximum Annual Bonus for the year of termination (1)(2)(6)	—	915,750	—	1,831,500	—	—
Payment equal to multiple of fair market value of maximum restricted stock grant under LTIP for the year of termination (2)(6)(7)	—	—	—	479,792	—	—
Vesting of restricted stock and options (3)(4)	—	1,299,384	3,587,548	3,587,548	3,587,548	3,587,548
Continued insurance benefits	—	15,578	—	31,157	—	—
Reduction (8)	—	—	—	—	—	—
Excise tax and gross up (4)(5)	—	—	—	—	—	—

Total for Raymond J. Lewis	$—	$2,637,712	$3,587,548	$6,743,997	$4,503,298	$4,503,298

T. Richard Riney
Prorated portion of Target Bonus for the year of termination (1)	$—	$730,800	$—	$—	$730,800	$730,800
Payment equal to multiple of base salary in effect at termination (2)(6)	—	348,000	—	696,000	—	—
Payment equal to multiple of Target Bonus for the year of termination (1)(2)(6)	—	730,800	—	1,461,600	—	—
Payment equal to multiple of fair market value of maximum restricted stock grant under LTIP for the year of termination (2)(6)(7)	—	—	—	967,692	—	—
Vesting of restricted stock and options (3)(4)	—	789,463	2,133,321	2,133,321	2,133,321	2,133,321
Continued insurance benefits	—	16,046	—	32,092	—	—
Excise tax and gross up (4)(5)	—	—	—	—	—	—

Total for T. Richard Riney	$—	$2,615,109	$2,133,321	$5,290,705	$2,864,121	$2,864,121

(1)	“Target Bonus” or “Maximum Annual Bonus,” as applicable for each Named Executive Officer, is defined above under “Employment and Change of Control Severance Agreements with Named Executive Officers.”

(2)	Multiples for the Named Executive Officers are as follows:

	Involuntary	Involuntary Termination
	Termination	Following Change of Control

Ms. Cafaro	3x	3x
Mr. Schweinhart	1x	2x
Mr. Lewis	1x	2x
Mr. Riney	1x	2x

(3)	Pursuant to our 2000 Incentive Compensation Plan and 2006 Incentive Plan, upon a change of control or in the event of death or disability of a participant while employed by us, all options held by the participant become fully vested and immediately exercisable and all restrictions and other conditions pertaining to shares of restricted stock and restricted stock units held by the participant immediately lapse. In the event of involuntary termination, Messrs. Schweinhart, Lewis and Riney would be treated as having one additional year of service for purposes of vesting of restricted stock.

(4)	Assumes a stock price of $43.74, the closing price of our Common Stock on December 31, 2009, the last trading day of the fiscal year. For purposes of the table, the value of vesting of restricted stock is determined by multiplying the number of shares by $43.74 and the value of vesting of options is determined by subtracting the option exercise price from $43.74 and multiplying by the number of options.

(5)	Although included as a contractual payment in this table, Ms. Cafaro’s prorated portion of her Target Bonus for the assumed year of termination was excluded from the calculation of the excise tax. In addition, although the Cafaro Employment Agreement and the Executive Employment Agreements contain certain restrictive covenants, including noncompetition and nonsolicitation provisions, no specific value has been ascribed to these covenants.

(6)	Pursuant to the Executive Employment Agreements, the Riney Employment Agreement and the Riney Severance Agreement, the amount of certain severance payable to each of Messrs. Schweinhart, Lewis and Riney is limited to a maximum of $3 million, as adjusted annually to reflect increases in CPI.

(7)	The fair market value of maximum restricted stock grant under the long-term incentive plan is determined by multiplying the maximum 2009 long-term incentive opportunity by 0.70.

(8)	Pursuant to the Executive Employment Agreements, under certain circumstances, payments or benefits to Messrs. Schweinhart and Lewis may be subject to reduction such that there would not be any taxes imposed upon them under Section 4999 of the Code or any similar state or local tax.

Executive Officer 10b5-1 Plans

From time to time, certain of our executive officers may adopt non-discretionary, written trading plans that comply with Rule 10b5-1 of the SEC. Ms. Cafaro currently has in effect such a plan. Ms. Cafaro’s 10b5-1 plan covers the sale of 312,225 shares of Common Stock either owned by her or expected to be acquired by her through the exercise of options previously granted to her as a portion of her long-term compensation, subject to certain conditions (including an average minimum sale price exceeding $56 per share), and is expected to be in effect until March 2011. In addition, a trust of which Ms. Cafaro’s spouse is the trustee has adopted a 10b5-1 plan covering the sale of 30,000 shares of Common Stock expected to be acquired by the trust through the exercise of options previously granted to, and gifted by, Ms. Cafaro, subject to certain conditions (including an average minimum sale price of $60 per share), which is expected to be in effect until March 2011. At March 8, 2010, Ms. Cafaro beneficially owned approximately 1.5 million shares of Common Stock (including options which are exercisable within 60 days).

In December 2009, Mr. Riney adopted a 10b5-1 plan covering the sale of 78,924 shares of Common Stock either owned by him or expected to be acquired by him through the exercise of options previously granted to him as a portion of his long-term compensation, subject to certain conditions (including certain threshold per share prices), which had a term expiring in December 2010. On March 16, 2010, the conditions to sale under Mr. Riney’s 10b5-1 plan had been met, and all 78,924 shares of Common Stock were sold pursuant thereto.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information with respect to our equity compensation plans as of December 31, 2009:

			(c)
			Number of Securities
	(a)	(b)	Remaining Available for
	Number of Securities	Weighted Average	Future Issuance Under
	to be Issued Upon	Exercise Price of	Equity Compensation
	Exercise of	Outstanding	Plans (Excluding
	Outstanding Options,	Options, Warrants	Securities Reflected in
Plan Category	Warrants and Rights	and Rights	Column (a))
Equity compensation plans approved by stockholders (1)	1,639,976	$35.85	6,018,950
Equity compensation plans not approved by stockholders (2)	40,992	N/A	959,008

Total	1,680,968	35.85	6,977,958

(1)	These plans consist of: (i) the 2000 Incentive Compensation Plan (Employee Plan) (formerly known as the 1997 Incentive Compensation Plan); (ii) the 2004 Stock Plan for Directors (which amended and restated the 2000 Stock Option Plan for Directors (formerly known as the 1997 Stock Option Plan for Non-Employee Directors)); (iii) the Employee and Director Stock Purchase Plan; (iv) the 2006 Incentive Plan; and (v) the 2006 Stock Plan for Directors. No additional grants are permitted under the 2000 Incentive Compensation Plan or the 2004 Stock Plan for Directors.

(2)	These plans consist of: (i) the Director Deferred Compensation Plan, under which our non-employee directors may receive units convertible on a one-for-one basis into Common Stock in lieu of director fees; and (ii) the Executive Deferred Stock Compensation Plan, under which our executive officers may receive units convertible on a one-for-one basis into Common Stock in lieu of compensation.

PROPOSAL 2—RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010

The Audit Committee has appointed Ernst & Young as our independent registered public accounting firm for fiscal year 2010. Ernst & Young will examine our financial statements for fiscal year 2010. Although not required by our bylaws or otherwise, the Audit Committee and the Board believe it is appropriate, as a matter of good corporate practice, to request that stockholders ratify the selection of Ernst & Young as our independent registered public accounting firm for 2010. If the stockholders do not ratify this selection, the Audit Committee will reconsider the selection and may retain another independent registered public accounting firm without resubmitting the matter to the stockholders. Even if the stockholders vote on an advisory basis in favor of the selection, the Audit Committee may, in its discretion, direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our stockholders. One or more members of Ernst & Young are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Ratification of the selection of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of the holders of the majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote.

The Board of Directors Recommends a Vote “FOR” Ratification of the Selection of Ernst & Young as Our Independent Registered Public Accounting Firm for Fiscal Year 2010.

AUDIT MATTERS

Audit Committee Report

The Audit Committee oversees Ventas’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements for the year ended December 31, 2009 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgments as to the quality, not just the acceptability, of Ventas’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee has discussed with the independent registered public accounting firm that firm’s independence from management and Ventas. The Audit Committee has also considered the compatibility of non-audit services with the firm’s independence.

The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluations of Ventas’s internal controls, and the overall quality of Ventas’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Ventas’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC. The Audit Committee has also recommended, and the Board has approved, the selection of Ventas’s independent registered public accounting firm.

AUDIT COMMITTEE

Ronald G. Geary, Chair
Robert D. Reed
Sheli Z. Rosenberg

Policy on Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has implemented pre-approval policies related to the provision of both audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services and related fees not impair the firm’s independence. Under these procedures, the annual audit services and related fees of the independent registered public accounting firm are subject to the specific approval of the Audit Committee. The independent registered public accounting firm must provide the Audit Committee with an engagement letter prior to or during the first calendar quarter of each calendar year outlining the scope of the audit services proposed to be performed during the applicable calendar year and the proposed fees for such audit services. If agreed to by the Audit Committee, the engagement letter will be formally accepted by the Audit Committee as evidenced by the execution of the engagement letter by the Chair of the Audit Committee. The Audit Committee approves, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters.

Also under these procedures, the Audit Committee may grant pre-approval for those permissible non-audit services that it believes are services that would not impair the independence of the independent registered public accounting firm. The Audit Committee may not grant approval for any services categorized as “Prohibited Non-Audit Services” by the SEC. Certain non-audit services have been pre-approved by the Audit Committee, and all other non-audit services must be separately approved by the Audit Committee. To obtain approval of other permissible non-audit services, management must submit to the Audit Committee those non-audit services for which it recommends the Audit Committee engage the independent registered public accounting firm. Management and the independent registered public accounting firm must each confirm to the Audit Committee that each non-audit service for which approval is requested is not a Prohibited Non-Audit Service. The term of any pre-approved non-audit service is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Fee levels for all non-audit services to be provided by the independent registered public accounting firm are established periodically by the Audit Committee. Any proposed services exceeding these levels require separate pre-approval by the Audit Committee. With respect to each proposed pre-approved non-audit service, the independent registered public accounting firm, as necessary, must provide detailed back-up documentation to the Audit Committee regarding the particular service to be provided.

At each regularly scheduled Audit Committee meeting, our management and the independent registered public accounting firm report on the non-audit services provided by the independent registered public accounting firm pursuant to the pre-approval process during the quarter and year-to-date and the fees incurred for such services during the periods. Our Chief Accounting Officer and Controller is responsible for tracking all independent registered public accounting firm fees for pre-approved non-audit services.

Independent Registered Public Accounting Firm’s Fees

Ernst & Young audited our financial statements for the year ended December 31, 2009 and has been our independent registered public accounting firm since May 1998. Fees billed by Ernst & Young for the years ended December 31, 2009 and 2008 were as follows:

	2009	2008

Audit Fees(1)	$799,500	$949,090
Audit-Related Fees(2)	39,500	—
Tax Fees(3)	236,553	328,844
All Other Fees	2,094	—

Total	$1,077,647	$1,277,934

(1)	The category of Audit Fees includes the aggregate fees billed for professional services rendered by Ernst & Young for the audit of our annual consolidated financial statements (including debt covenant compliance letters), audit of internal control over financial reporting, review of interim financial statements included in our Quarterly Reports on Form 10-Q for such fiscal year, advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and work on securities and other filings with the SEC, including comfort letters, consents and comment letters. Audit Fees for 2008 include fees billed for the audit of annual financial statements and review of interim financial statements of ElderTrust Operating Limited Partnership.

(2)	The category of Audit-Related Fees consists principally of accounting consultations concerning financial accounting and reporting standards.

(3)	The category of Tax Fees consists principally of reviews of tax returns and advice on tax-planning matters primarily related to acquisitions.

(4)	Other Fees for 2009 relate to annual subscription fees for Ernst & Young’s online technical site.

All audit-related services, tax services and other services were pre-approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policies described above. The Audit Committee determined that the provision of these services by Ernst & Young did not compromise Ernst & Young’s independence and was consistent with its role as our independent registered public accounting firm.

PROPOSAL 3—STOCKHOLDER PROPOSAL REGARDING MAJORITY VOTING FOR DIRECTORS

The United Association S&P 500 Index Fund (the “Fund”), a stockholder that owns approximately 3,479 shares of Common Stock, has notified us of its intention to propose a resolution at the Annual Meeting. The Fund’s address is P.O. Box 8635, Boston, Massachusetts 02266-8635. In accordance with applicable SEC rules, the proposed resolution and supporting statement submitted by the Fund, for which we and the Board are not responsible, are set forth below.

Approval of this stockholder proposal requires the affirmative vote of the holders of the majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote.

Stockholder Resolution and Supporting Statement

Resolved: That the shareholders of Ventas, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s corporate governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, the Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. The Company presently uses a plurality vote standard in all director elections. Under the plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett Packard, Morgan Stanley, Home Depot, Gannett, Marathon Oil, and Pfizer have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of this proposal submission, our Company and its board had not taken either action.

We believe that a post election director resignation policy without a majority vote standard in company governance documents is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then take action to develop a post election procedure to address the status of directors that fail to win election. A majority vote standard combined with a post election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post election role in determining the continued status of an unelected director. We urge the Board to take this important step of establishing a majority vote standard in the Company’s governance documents.

Board Statement Opposing Stockholder Proposal

The Board believes that adherence to sound corporate governance policies and practices is important to ensuring that we are governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of our stockholders. After careful consideration, the Board, upon the recommendation of the Nominating and Governance Committee, has determined that implementing the majority vote standard advanced in this stockholder proposal would not enhance shareholder value and would not serve our best interests or the best interests of our stockholders at the current time.

Accordingly, the Board recommends a vote “AGAINST” this proposal.

Plurality voting is a broadly accepted and efficient voting standard. In accordance with Delaware law and our bylaws, our directors are elected under a plurality vote standard, meaning that the nominees who receive the most affirmative votes are elected to the Board. Plurality voting, which the proposal seeks to replace, was developed many years ago as a reform to avoid the possibility and consequences of “failed elections,” where a nominee or slate of nominees is unable to achieve a majority of the votes cast. The rules governing plurality voting are well established and widely understood, and the Board believes this system is a fair and democratic way to elect directors. The plurality vote standard delivers election results in a simple, efficient and transparent manner, and it is the predominant voting method currently used by U.S. public companies.

To our knowledge, a majority vote standard would not have changed the outcome of any of our previous director elections. Although the proponent states that under the plurality vote standard, a nominee can be elected with as little as a single affirmative vote, as a practical matter, our directors have consistently received broad stockholder support, on average well over 90% of the votes cast. Moreover, in no instance has plurality voting prevented our stockholders from either electing the directors they wanted to elect or otherwise expressing their dissatisfaction with any particular director or the Board as a whole. To our knowledge, a majority vote standard would have had no effect whatsoever on the outcome of any Board election to date.

The qualifications of and performance by our directors would not be affected by a new standard. The Board believes that we have strong corporate governance policies and procedures in place that are designed to identify and nominate qualified director candidates who will best serve our interests and the interests of our stockholders. The Nominating and Governance Committee, which is comprised solely of independent directors, thoroughly evaluates and recommends both incumbent and potential new directors, including nominees proposed by stockholders, based on a number of criteria described under “Corporate Governance—Process for Nominating Potential Director Candidates” in this Proxy Statement. Through that process, we have had great success in nominating and electing a highly qualified, effective Board whose leadership is evidenced by our track record of performance.

Under our organizational documents, all of our directors are elected annually, which ensures that our stockholders are able to communicate their confidence in or concerns over our performance on a regular basis through withhold votes or otherwise. Withhold votes allow stockholders to express their views in a meaningful way without affecting our fundamental governance structure or limiting the flexibility that is necessary for the Board to act efficiently. Stockholders should not underestimate the impact that a significant withhold vote would have under our current plurality vote standard. If one or more of our directors were to receive a significant withhold vote in an election, the Board would take that into serious consideration in determining whether such directors should be nominated for election the following year. In addition, stockholders are always free to express any concerns directly to the non-management members of the Board through the communication procedures described under “Corporate Governance—Board of Directors—Communications with the Board” in this Proxy Statement.

The proposal is premature. We regularly monitor developments in the area of corporate governance to ensure that we adhere to the highest standards of responsibility, ethics and integrity, and we recognize that majority voting has become the subject of significant public debate among the legal community, shareholder advocates, governance experts, legislative bodies, public companies and other groups. Despite the adoption of a majority vote standard by some large public companies, these groups continue to evaluate the consequences of majority voting without a clear consensus. Since majority voting involves potential issues for which there is little precedent, the Board believes that any change in the way we elect our directors should not be undertaken without a complete understanding of the full ramifications of its adoption.

For example, the stockholder proposal does not deal fully with the removal of incumbent directors who are nominated for re-election but do not receive a majority vote. Under Delaware law, directors continue to serve until their successors are elected and qualified, and therefore, even if the proposal were adopted, we could not force a director who failed to receive a majority vote to leave the Board until his or her successor is elected at a subsequent stockholder meeting. The proposal also fails to address vacancies on the Board if a director is not elected because he or she fails to receive a majority vote. Delaware law and our bylaws permit the Board to appoint a director to fill the vacancy or let the position remain vacant. Accordingly, if the proposal were adopted, stockholders would have no greater assurance that the person selected to fill the position would be any more satisfactory than the person who failed to receive the majority vote or the Board could have vacancies for an indefinite period of time, which might raise issues in complying with NYSE listing requirements pertaining to director independence or SEC rules relating to Audit Committee qualifications.

Majority voting has significant disadvantages. A majority vote standard also has significant disadvantages, such as:

•	Disruption of Board functioning—Unplanned departures and board vacancies due to failed elections could be disruptive and interfere with the functioning of the Board and the committees on which the terminated directors served.

•	Expensive and distracting proxy solicitations—Majority voting, coupled with the recent elimination of broker discretionary votes in uncontested director elections, raises the likelihood of failed elections, which could cause every annual meeting of stockholders to turn into an expensive, disruptive and distracting contest for votes.

•	Increased influence of proxy advisory firms and special interest stockholder groups—A majority vote standard gives proxy advisory firms greater influence over director elections, given institutional holders’ strict adherence to voting guidelines that are heavily focused on technical corporate governance mechanics, without consideration of the merits of the matter at issue or the impact of following the recommendation. Majority voting, particularly when so-called “empty voting” and stock borrowing is employed, also magnifies the impact of “just vote no” campaigns by special interest stockholder groups whose interests and agendas may differ from those of our stockholders generally.

We will continue to monitor developments on the majority voting issue and may take steps in the future consistent with our commitment to act in the best interests of our stockholders. Our stockholders already have a meaningful and significant role in the election of our directors, and for the reasons presented above, the Board does not believe that our interests or the interests of our stockholders would be best served by adopting a majority vote standard at this time.

 The Board of Directors Recommends a Vote “AGAINST” the Stockholder Proposal Regarding Majority Voting for Directors.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder proposal intended to be presented at the 2011 Annual Meeting of Stockholders must be received by our Corporate Secretary by November 19, 2010 and meet the requirements of our bylaws and Rule 14a-8 under the Exchange Act in order to be considered for inclusion in our proxy materials for that meeting.

According to our bylaws, a stockholder proposal, including stockholder recommendations regarding director nominations, must meet certain requirements described in the bylaws and may only be acted upon at an annual meeting of stockholders if the stockholder gives timely notice to us of such proposal (at least 60 but not more than 90 days before such annual meeting); provided, however, that if we give less than 70 days notice or prior public disclosure of the date of the annual meeting, notice by the stockholder must be given to us not later than the tenth day following the earlier of the date on which such notice of the meeting was mailed or the date on which such public disclosure was made. The persons appointed as proxies for the 2011 Annual Meeting will have discretionary voting authority with respect to any stockholder proposal, including any director nomination, that is submitted to us otherwise than in conformity with such requirements of our bylaws.

OTHER MATTERS

The only matters to be considered at the Annual Meeting or any adjournment thereof, so far as known to the Board of Directors, are those set forth in the Notice of Meeting and routine matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment thereof, the persons named in the accompanying form of proxy, or their substitutes, will have discretionary voting authority with respect to any stockholder proposal that is submitted to us otherwise than in conformity with the requirements of our bylaws.

ADDITIONAL INFORMATION

A copy of our 2009 Annual Report, which consists of our 2009 Chairman’s Letter to Investors and our 2009 Annual Report on Form 10-K, accompanies this Proxy Statement. Stockholders may also obtain a copy of our Annual Report on Form 10-K for the year ended December 31, 2009, excluding exhibits, without charge, upon request to Ventas, Inc., 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, Attention: Corporate Secretary. Copies of the exhibits to our Annual Report on Form 10-K will be provided to any requesting stockholder, provided that such stockholder agrees to reimburse us for our reasonable costs to provide those exhibits.

By Order of the Board of Directors,

Debra A. Cafaro
Chairman, President and Chief Executive Officer

Chicago, Illinois
March 19, 2010

2010 ANNUAL MEETING OF STOCKHOLDERS

10350 Ormsby Park Place
Room LL050
Louisville, Kentucky 40223

DRIVING DIRECTIONS

From I-64 West:

Take Exit 15 / Hurstbourne Parkway North. Go approximately 2.5 miles to Ormsby Station Road and turn right. 10350 Ormsby Park Place is located off Hurstbourne Parkway, approximately 1 mile north of Shelbyville Road or Hwy 60.

From I-64 East:

Take Exit 15C / Hurstbourne Parkway North. Go approximately 2.5 miles to Ormsby Station Road and turn right. 10350 Ormsby Park Place is located off Hurstbourne Parkway, approximately 1 mile north of Shelbyville Road or Hwy 60.

From I-65 North:

Take I-264 East for 8 miles to I-64 East. Take I-64 East for 1 mile to Exit 15C Hurstbourne Parkway North. Go approximately 2.5 miles to Ormsby Station Road and turn right. 10350 Ormsby Park Place is located off Hurstbourne Parkway, approximately 1 mile north of Shelbyville Road or Hwy 60.

From I-65 South:

Take I-64 East for 10 miles to Exit 15C / Hurstbourne Parkway North. Go approximately 2.5 miles to Ormsby Station Road and turn right. 10350 Ormsby Park Place is located off Hurstbourne Parkway, approximately 1 mile north of Shelbyville Road or Hwy 60.

From I-71:

Take I-265 South for 8 miles to I-64 West. Take I-64 West for 2 miles to Exit 15 / Hurstbourne Parkway North. Go approximately 2.5 miles to Ormsby Station Road and turn right. 10350 Ormsby Park Place is located off Hurstbourne Parkway, approximately 1 mile north of Shelbyville Road or Hwy 60.

VENTAS, INC.
111 SOUTH WACKER DRIVE
SUITE 4800
CHICAGO, IL 60606
VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Ventas, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Ventas, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Vote 24 hours a day, 7 days a week.
If you vote by telephone or over the Internet, do not mail your proxy card.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMPANY PROPOSALS - The Board of Directors recommends a vote FOR ALL director nominees and FOR Proposal 2.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of eight (8) directors to terms expiring at the 2011 Annual Meeting of Stockholders:		☐	☐	☐

Nominees:

	01) Debra A. Cafaro 05) Robert D. Reed	02) Douglas Crocker II 06) Sheli Z. Rosenberg	03) Ronald G. Geary 07) James D. Shelton			04) Jay M. Gellert 08) Thomas C. Theobald

		For	Against	Abstain

2.	Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2010:	☐	☐	☐

STOCKHOLDER PROPOSAL – The Board of Directors recommends a vote AGAINST Proposal 3.

3.	Adoption of a majority vote standard for the election of directors:	☐	☐	☐

Please sign exactly as your name(s) appear(s) on this proxy. Where more than one owner is shown above, each should sign. If signing in a fiduciary or representative capacity, please give your full title as such. If this proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting and Proxy Statement and 2009 Annual Report (consisting of the 2009
Chairman’s Letter to Investors and 2009 Form 10-K) are available at www.proxyvote.com.

VENTAS, INC.
PROXY SOLICITED BY OR ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS ON APRIL 30, 2010
The undersigned, revoking all prior proxies, hereby appoints Debra A. Cafaro and Richard A. Schweinhart, and each of them, as proxies with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of Ventas, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Friday, April 30, 2010 at 9:00 a.m. (Eastern Time) at 10350 Ormsby Park Place, Room LL050, Louisville, Kentucky 40223, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on matters described in the Notice of Annual Meeting and Proxy Statement as indicated on the reverse side hereof, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.
When properly executed, this Proxy will be voted as directed, but if no direction is indicated, this Proxy will be voted (1) “FOR ALL” director nominees, (2) “FOR” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2010, and (3) “AGAINST” the stockholder proposal regarding majority voting for directors.
PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE